UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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FORWARD AIR CORPORATION
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March 27, 2023
Dear Fellow Shareholder:
On behalf of your Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) on Tuesday, May 9, 2023, beginning promptly at 8:00 a.m. EDT, at the Loews Hotel, 1065 Peachtree Street NE, Atlanta, Georgia, 30309.

The attached Notice of 2023 Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the Annual Meeting. Also included are a proxy card and postage-paid return envelope.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting in person, please vote and submit your proxy: (a) by telephone or the Internet following the instructions on the enclosed proxy card or (b) by signing, dating and returning the proxy card in the postage-paid envelope provided.

If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy by following the instructions set forth on the enclosed proxy card.

Your vote is extremely important.

I hope you will be able to join us, and we look forward to seeing you at the meeting.
Sincerely yours,
Thomas Schmitt
Chairman, President and CEO

FORWARD AIR CORPORATION
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2023

To the Shareholders of Forward Air Corporation:
The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Forward Air Corporation (the “Company”) will be held on Tuesday, May 9, 2023, beginning at 8:00 a.m., EDT, at the Loews Hotel, 1065 Peachtree Street NE, Atlanta, Georgia, 30309. To participate in the Annual Meeting, you will need the 16-digit control number included in your proxy materials or on your proxy card.
The purposes of this meeting are to:
1.    Proposal 1 - Elect twelve directors as set forth in the proxy statement with terms expiring at the 2024 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;
2.    Proposal 2 - Ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2023 fiscal year;
3.    Proposal 3 - Approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”);
4.    Proposal 4 - Approve, on a non-binding, advisory basis, whether future say on pay votes should occur every one, two or three years (the “say on frequency vote”); and
5.    Transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
We emailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2022 on or about March 27, 2023.
We will make available a list of shareholders of record as of March 14, 2023, the record date for the Annual Meeting, for inspection by shareholders during normal business hours until May 8, 2023, at the Company’s principal place of business, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The list will also be available to shareholders at the Annual Meeting.
Only holders of record of the Company’s common stock, par value $0.01 per share, at the close of business on March 14, 2023 are entitled to notice of and to vote at the Annual Meeting. Our Board of Directors recommends a vote “FOR” each of the director nominees in proposal 1, “FOR” proposals 2 and 3 and to conduct a say on pay vote “every 1 year” in proposal 4.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the enclosed proxy card for specific voting instructions.

By Order of the Board of Directors,

Greeneville, Tennessee March 27, 2023	Michael L. Hance Chief Legal Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2023.
Our Proxy Statement and Annual Report are available online at www.proxyvote.com.

FORWARD AIR CORPORATION
1915 Snapps Ferry Road, Building N
Greeneville, Tennessee 37745
(423) 636-7000

PROXY STATEMENT
FOR
2023 ANNUAL MEETING OF SHAREHOLDERS

Questions and Answers about the Annual Meeting and Voting

1. WHY AM I RECEIVING THESE PROXY MATERIALS?

You are receiving these proxy materials because you held shares of the Company’s common stock on March 14, 2023, the record date (the “Record Date”) for the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 9, 2023, beginning at 8:00 a.m. EDT, at the Loews Hotel, 1065 Peachtree Street NE, Atlanta, Georgia, 30309. As a shareholder of record as of the Record Date, you are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

The proxy materials include our Notice of 2023 Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2022. The proxy materials also include the proxy card for the Annual Meeting, which is being solicited on behalf of the Board of Directors of the Company (the “Board”). The proxy materials contain detailed information about the matters to be voted on at the Annual Meeting and provide updated information about the Company to assist you in making an informed decision when voting your shares.

The Company began furnishing the proxy materials to shareholders on or about March 27, 2023 and will bear the cost of soliciting proxies on behalf of the Company for the Annual Meeting.

2. WHAT IS “NOTICE AND ACCESS” AND WHY DID FORWARD AIR ELECT TO USE IT?

We make the proxy materials available to shareholders electronically under the Notice and Access regulations of the SEC. Specifically, most of our shareholders receive a Notice of Internet Availability (“Notice”) instead of a full set of proxy materials in the mail. The Notice explains how to access and review the proxy materials and how to vote at the meeting or by proxy. We believe this method of delivery expedites distribution of proxy materials and also allows us to conserve natural resources and reduce the costs of printing and distributing these materials.

If you received a Notice but would prefer to receive printed copies of the proxy materials in the mail, please follow the instructions in the Notice for requesting such materials.

3. WHO IS PARTICIPATING IN THIS SOLICITATION?

The Company has retained Innisfree M&A Incorporated (“Innisfree”) to act as a proxy solicitor in conjunction with the Annual Meeting. The Company will bear the cost of soliciting proxies for the Annual Meeting. The Company will pay Innisfree a fee of $20,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Our officers and certain of our employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

4. WHO IS ENTITLED TO VOTE AT THE MEETING?

Owners of our common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting. Shares owned by you include shares you held on the Record Date (i) directly in your name as the shareholder of record (registered shareholder) and (ii) in the name of a broker, bank or other holder of record where the shares were held for you as the beneficial owner (in street name). Each share of common stock is entitled to one vote on each matter. As of the Record Date, there were 26,101,342 shares of our common stock outstanding and entitled to vote. There are no other voting securities of the Company entitled to vote at the Annual Meeting outstanding. A complete list of registered shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder during normal business hours from March 27, 2023 until May 8, 2023 at the Company’s principal place of business and at the Annual Meeting.

5. HOW DO I ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to bring identification and will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

6. HOW DO I VOTE MY SHARES?

If you are a shareholder of record as of the Record Date, you may vote by any of the following methods:

•Voting by Internet. You may vote via the Internet by signing on to the website identified on your proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by Internet, you should not return your proxy card.

• Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. The procedures permit you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

• Voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your proxy card.

• Voting at the Meeting. You may vote your shares at the Annual Meeting by completely signing and dating a ballot in person at the Annual Meeting.

PLEASE NOTE THAT IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME, SINCE YOUR SHARES ARE HELD BY A BANK, BROKER OR OTHER HOLDER OF RECORD, IF YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE HOLDER OF RECORD. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.

If your shares are held in street name, your broker or other nominee has enclosed a proxy card for you to use to direct it how to vote your shares and may also provide additional voting instructions. Please instruct your broker or other nominee how to vote your shares using the form of proxy card you received from it or otherwise in accordance with the voting instructions you receive. Please return your completed proxy card to your broker or other nominee or contact the person responsible for your account so that your vote can be counted. If your broker or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way instead. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares at the meeting unless you follow the instructions below under “How do I obtain admission to the Annual Meeting?”

7. CAN I REVOKE MY PROXY OR CHANGE MY VOTE?

Yes. You may revoke your proxy at any time prior to completion of voting at the Annual Meeting. You may change your vote by either: (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) whether made via the Internet, by telephone or by mail; (ii) if you are a shareholder of record, notifying the Corporate Secretary in writing at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745 that you want to revoke your earlier proxy; or (iii) if you are attending the Annual Meeting, vote by ballot during the meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote by ballot during the Annual Meeting.

If you hold your shares in street name, you may change your vote by contacting your broker or other nominee and following their instructions.

8. HOW WILL MY SHARES BE VOTED IF I SUBMIT A PROXY CARD BUT DO NOT SPECIFY HOW I WANT TO VOTE?

If you sign your proxy card and return it without marking any voting instructions, your shares will be voted at the Annual Meeting or any adjournment or postponement thereof:

• “FOR” the election of all director nominees recommended by our Board (Proposal 1);

• “FOR” Proposals 2 and 3;

• to conduct a say on pay vote on executive compensation every “1 year” (Proposal 4); and

• in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Despite this, our Board strongly urges you to mark your proxy card in accordance with our Board’s recommendations.

9. WHAT CONSTITUTES A QUORUM AT THE ANNUAL MEETING?

A majority of the outstanding shares of the Company entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum, which is the minimum number of shares that must be present or represented by proxy at the meeting to transact business. Votes “FOR”, “AGAINST”, “ABSTAIN” and “BROKER NONVOTE” will all be counted as present to determine whether a quorum has been established.

10. WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Twelve directors will be elected at the Annual Meeting. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. Under the plurality voting standard, you may vote “FOR” or “WITHHOLD” authority to vote for each nominee.

In the event any director nominee, in an uncontested election, receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and

Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days after the certification of the election results.

The ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2023 fiscal year, the say on pay vote, frequency on pay vote and any other matter that properly comes before the Annual Meeting will be approved by a majority of the votes cast. For the ratification of Ernst & Young LLP, the say on pay vote and any other matter that properly comes before the Annual Meeting, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting for each of these proposals. Abstentions and broker non-votes will have no effect on the vote. For the frequency on pay vote, you may vote for “1 year”, “2 years”, “3 years” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will have no effect on the vote.

11. WHAT HAPPENS IF I HOLD SHARES IN STREET NAME AND DO NOT SUBMIT VOTING INSTRUCTIONS? WHAT IS A BROKER NON-VOTE?

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules that govern brokers who are voting with respect to shares held in street name, brokers ordinarily have the discretion to vote on “routine” matters (e.g., ratification of the selection of independent public accountants) but not on non-routine matters (e.g., election of directors, advisory votes on executive compensation and advisory votes on the frequency of say on pay votes).

12. WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING MY SHARES, OR IF I NEED ADDITIONAL COPIES OF THE PROXY MATERIALS?

If you have any questions or require any assistance, please contact the Company's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free: 877-750-5837 Brokers Call Collect: 212-750-5833

PROPOSAL 1 - ELECTION OF DIRECTORS
Our Amended and Restated Bylaws (“Bylaws”) permit the Board to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of thirteen directors, twelve of whom are non-employee directors.
The Board is committed to recruiting and nominating directors for election who will collectively provide the Board with the necessary diversity of experiences, skills and characteristics to enhance the Board’s ability to manage and direct the affairs and business of the Company and to make fully informed, comprehensive decisions. In recommending candidates for election to the Board, in the context of the perceived needs of the Board at that time, the Corporate Governance and Nominating Committee evaluates a candidate’s knowledge, experience, skills, expertise and diversity, and any other factors that the Corporate Governance and Nominating Committee deems relevant. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals.

In 2023, the Corporate Governance and Nominating Committee has unanimously recommended to the Board, and the Board unanimously approved, the nomination of Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, G. Michael Lynch, George S. Mayes, Jr., Chitra Nayak, Scott M. Niswonger, Javier Polit, Thomas Schmitt and Laurie A. Tucker each to hold office until the 2024 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected. Mr. Richard Roberts has determined not to stand for re-election to the Board.

Director Nominees

The following persons are our Board’s nominees for election to serve as directors. All of the nominees are directors that were elected at the 2022 Annual Meeting of Shareholders. There are no family relationships between any of the director nominees. Certain information relating to our Board’s nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

Our Board has determined that all of its nominees are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the background skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014 and from 2011 to 2013 Age 81

Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. He served as Chairman of the Board, President and Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, from November 2012 to April 2014, continuing in the role of Chief Executive Officer until his retirement in August 2014. Previously, he served as President and Chief Executive Officer of Aaron’s from February 2012 to November 2012. Mr. Allen was a Director of The Coca-Cola Company from 1991 to April 2020. In addition, he was a Director of Aircastle Limited from 2006 to March 2020. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to 2014.

Qualifications. The Board believes Mr. Allen brings a significant depth of senior leadership and governance experience to the Board. The Board believes that Mr. Allen utilizes that experience in his service on both the Corporate Governance and Nominating Committee and the Compensation Committee.

ANA B. AMICARELLA	Director since 2017 Age 56
Ms. Amicarella is the Chief Executive Officer of EthosEnergy, an independent service provider of rotating equipment services and solutions to the global power, oil and gas and industrial markets. Prior to joining EthosEnergy in December 2019, Ms. Amicarella served as Managing Director for the Latin America business of Aggreko PLC, a rental business of mobile power plants and temperature control solutions, after serving as Vice President of various business units from 2011 to April 2019. Previously, she was general manager of GE Oil & Gas Services for North America. Ms. Amicarella began her career as a field engineer with GE in 1988, and during her tenure, she served in various professional capacities within the areas of services, sales, strategy and P&L leadership. Ms. Amicarella was elected to the board of Warrior Met Coal, Inc. in August 2018 and serves as a member of its audit, nominating and governance, and environmental health and safety committees. Ms. Amicarella received a B.S. in electrical engineering from The Ohio State University and an MBA from Oakland University. She competed in the 1984 Olympics in synchronized swimming for Venezuela and was an All-American while at The Ohio State University.

Qualifications. The Board believes that Ms. Amicarella’s extensive business, prior management experience and diversity, including her Hispanic background, brings sound guidance to our Board. The Board believes that Ms. Amicarella utilizes that experience in her service as a member of both the Audit Committee and the Corporate Governance and Nominating Committee.

VALERIE A. BONEBRAKE	Director since 2018 Age 71

Ms. Bonebrake retired as a Senior Vice President of Tompkins International, a global supply chain consulting firm, in March 2018 and has more than 30 years of industry experience in logistics services. In her role at Tompkins, she consulted with an array of companies and industries in North America and across the globe. Prior to joining Tompkins in 2009, she was the Executive Vice President, COO North America, and a cofounder of the YRC Worldwide subsidiary, Meridian IQ (now Noatum Logistics), a global third-party logistics company. Ms. Bonebrake spent 19 years at Ryder System, Inc. in various leadership roles of increasing responsibility in the company’s supply chain solutions segment. She also has been recognized by Ingram Magazine as one of the Top Ten Female Executives in Kansas, and was a 2010 recipient of Supply & Demand Chain Executive’s Pros to Know award. She holds a M.S. in International Logistics from the Georgia Institute of Technology. Ms. Bonebrake has served from 2018 to present as a member of the Board for UC San Diego Rady School of Management, Institute for Supply Excellence and Innovation (ISEI). She received her NACD Directorship Certification in 2021.

Qualifications. The Board believes that Ms. Bonebrake contributes strategic insight to our Board based on her extensive experience in the transportation industry. The Board believes that Ms. Bonebrake utilizes that experience in her service as a member of the Compensation Committee.

C. ROBERT CAMPBELL	Director since 2005 Age 78

Mr. Campbell served as the Company’s Lead Independent Director from May 2014 to May 2019 and he previously served as Chairman of the Audit Committee and the Compensation Committee. He has been a Director for MasTec, Inc., an infrastructure construction services provider, since September 2016. Mr. Campbell has served as MasTec’s Audit Committee Chairman since July 2019 and he serves on its Finance and Mergers and Acquisitions Committee. Mr. Campbell was a Director for Pernix, Inc., a global construction company, from January 2014 to June 2018. At Pernix, he served as Vice Chairman, Lead Director and Chairman of the Audit Committee. Mr. Campbell has over 25 years of senior financial management experience including being Chief Financial Officer of three different public companies. Mr. Campbell served as Executive Vice President and Chief

Financial Officer of MasTec, Inc. from October 2004 until December 2013. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc., a global freight and logistics company, from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., a transportation and logistics company, for over 20 years including serving as its Executive Vice President, Human Resources and Administration, and for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant (Inactive).

Qualifications. The Board believes that Mr. Campbell brings to the Board a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing, technology, organizational development and mergers and acquisitions. He has served in executive leadership capacities with public transportation and logistics companies and as Chief Financial Officer for three publicly-traded companies and as a director for two other public companies. The Board believes that Mr. Campbell utilizes that experience in his service as a member of the Compensation Committee.

R. CRAIG CARLOCK	Director since 2015 Age 56

Mr. Carlock has served as the Company’s Lead Independent Director since May 2019. He serves as the Chief Operating Officer of The Carroll Companies and assumed that position in March 2023. Prior to The Carroll Companies, he served as the Chief Executive Officer and a director of Omega Sports, Inc. (“Omega”) from April 2017 to March 2023. Prior to Omega, he served as the President and Chief Executive Officer of The Fresh Market from January 2009 to January 2015 and as a member of its board of directors from June 2012 to January 2015. He began his career with The Fresh Market in 1999 and served in various capacities culminating with the position of President and Chief Executive Officer. During his time with The Fresh Market, Mr. Carlock served as its Executive Vice President and Chief Operating Officer as well as its Senior Vice President-Store Operations, Vice President-Merchandising and Marketing, and Director of Merchandising & Marketing Strategy. Prior to joining The Fresh Market, Mr. Carlock was Financial Manager, Fabric Care Category, at Procter & Gamble Company.

Qualifications. The Board believes that Mr. Carlock’s leadership experience is invaluable to management and the Board in, among other things, the areas of strategy, development and corporate governance. The Board believes that Mr. Carlock utilizes that experience in his service as Lead Independent Director and Chair of the Compensation Committee.

G. MICHAEL LYNCH	Director since 2005 Age 80

Mr. Lynch served as the Company’s Lead Independent Director from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal-Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company (“Ford”), where his most recent position was Controller, Automotive Components Division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch served as Director for Champion Enterprises, Inc. from March 2003 to March 2011, where he served as Chairman of its audit committee.

Qualifications. Mr. Lynch brings over 40 years’ experience of serving in key positions with Fortune 500 companies, and approximately 10 years’ experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as Chair of the Audit Committee.

GEORGE S. MAYES, JR.	Director since 2021 Age 64

Mr. Mayes serves as Founder and Chief Executive Officer for LeanVue, LLC, which provides strategic analysis for global supply chain design and strategy development for managing complex global supply webs. From 2013 to 2015, Mr. Mayes was Chief Operating Officer for Diebold, Inc., a global leader in automated teller machine manufacturing and service. He was selected to serve as interim Chief Executive Officer in 2013. From 2005 to 2012, Mr. Mayes held leadership roles in global operations and supply chain management at Diebold. Prior to that role, he was Chief Operating Officer for Tinnerman Palnut Engineered Products, LLC. He also served as Vice President of Manufacturing for Stanley Fastening Systems. Mr. Mayes is currently a board member for Stoneridge, Inc. Mr. Mayes served in the United States Army from 1980 to 1985. He holds a bachelor’s degree in Engineering from the United States Military Academy at West Point.

Qualifications. The Company believes that Mr. Mayes provides in-depth knowledge of operations, business acumen and leadership to the Board, which strengthens the Board’s collective qualifications, skills and experience. The Board believes that Mr. Mayes utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee.

CHITRA NAYAK	Director since 2021 Age 59

Ms. Nayak has more than 25 years of professional experience in Go-To-Market, general management and operations leadership roles at various companies. She currently serves as a board member at public companies Invitae (NVTA), a high-growth genetics testing company, and at Infosys (INFY), a digital services and consulting company; and also at private companies Intercom, a messaging platform company, at Urban Footprint, a sustainability analytics company. She also is an advisor to startups on Go-To-Market and growth, and a venture partner at 1414 Ventures, a fund investing in digital identity. Most recently, Ms. Nayak was Chief Operating Officer running Go-To-Market at Comfy, a real-estate tech startup. Prior to that role, she was Chief Operating Officer at Funding Circle, an online SMB lending marketplace. From 2007 to 2015, she served as Chief Operating Officer, Platform and SVP, Global Sales Development at Salesforce.com. Ms. Nayak has also held leadership roles at AAA, Charles Schwab and the Boston Consulting Group. Ms. Nayak has a passion for empowering women in the workplace. She is the cofounder of Neythri.org, which supports South Asian professional women. She was the cofounder of the Salesforce Women’s Network initiative and she co-created and taught an MBA class, “Women in Leadership”, at California State University, East Bay. She writes extensively about leadership, about how to grow companies and about women in the workplace on LinkedIn. Ms. Nayak holds an MBA in General Management from Harvard Business School, an MS in Environmental Engineering from Cornell University and a BS in Engineering from the Indian Institute of Technology.

Qualifications. Ms. Nayak brings strong operational skills, commercial capability, a track record of innovation and strategic leadership that the Board believes will provide valuable insights into, among other things, the Company’s development and implementation of its strategic plan. The Board believes that Ms. Nayak utilizes that experience in her service as a member of the Corporate Governance and Nominating Committee.

SCOTT M. NISWONGER	Director since 2021 Age 75

Mr. Niswonger has a storied career in supply chain management and logistics. Mr. Niswonger founded Forward Air Corporation in 1990, which operated as the sister company of Landair Transport, Inc., a trucking, warehousing and supply chain management company that he founded in 1981. The companies were separated into two public entities in 1998. Mr. Niswonger retired as Chairman of Landair when it was acquired by Covenant Transportation Group, Inc. in 2018, a role he held since 1981. Mr. Niswonger served as Chief Executive Officer of Landair from 1981 to 2003. He also served as Chairman and Chief Executive Officer of Forward Air from 1990 to

2003 and 2005, respectively. Prior to that, Mr. Niswonger served as Vice President of Flying Tiger Lines Inc., a global cargo airline from 1984 to 1986. Mr. Niswonger has served as independent director and member of the Nominating and Corporate Governance, and Executive and Risk Committees of First Horizon National Corp. from 2011 to 2020. Mr. Niswonger also served on the Board of Directors of People’s Community Bank from 2003 to 2005. Mr. Niswonger is President and Founder of the Niswonger Foundation, a non-profit organization providing educational programs, scholarships and other charitable activities, and is the lead benefactor for the Niswonger Children’s Hospital. Mr. Niswonger holds a BSBA from Tusculum University, and an AD in Aviation Technology and an Honorary Doctorate in Technology from Purdue University. He is a certified airline transport pilot.

Qualifications. Mr. Niswonger brings to the Board considerable public company leadership experience both in management and the boardroom, and extensive experience in matters affecting both public and private companies, including sales, marketing and logistics, finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs and government relations, corporate governance and securities markets and compliance. The Board believes that Mr. Niswonger utilizes that experience in his service as a member of the Compensation Committee.

JAVIER POLIT	Director since 2021 Age 58

Mr. Polit is an experienced Fortune 100 Chief Information Officer, with extensive experience across consumer goods, retail and financial services. Mr. Polit currently serves as Chief Information and Integrated Business Services Officer for Mondelez International (formerly Kraft Foods). From 2017 to 2020, he was Chief Information Officer for Procter & Gamble Company. Prior to that role, he served as Group Chief Information Officer for Coca Cola Bottling from 2007 to 2017 and as Global Director Customer Solutions, Business Intelligence and Distributions for the Coca Cola Company from 2003 to 2007. Mr. Polit was also Vice President, Global Corporate Systems for Office Depot and Vice President Information Technology for NationsBank NA. Mr. Polit is a member of the University of Miami Presidents Advisory Board and the Professional Advisory Board of ALSAC/St. Jude Children’s Research Hospital. Mr. Polit is a graduate of the Advanced Management program at Harvard Business School. He holds a Master of Science from Barry University, a Masters of International Management from Budapest University of Technology and Economics and a Masters in International Business Management from TiasNimbas Business School. He also holds an MBA from Purdue University and a bachelor’s degree in Business Administration from the University of Miami.

Qualifications. The Board believes that Mr. Polit brings deep B2B technology expertise including cybersecurity, data, digitization across multiple industries and complex organizations. He has helped drive digital transformation in large scale and has operated at the highest levels of Fortune 100 global companies where he contributed to technology strategy. The Board believes that Mr. Polit utilizes that experience in his service as a member of the Audit Committee.

THOMAS SCHMITT	Director since 2018 Age 58

Mr. Schmitt leads Forward Air Corporation, serving as President, CEO and Director since September 2018 and Chairman since May 2019. Prior to joining Forward Air, Mr. Schmitt served as Management Board Member and Chief Commercial Officer for DB Schenker, a $20 billion global logistics company, from June 2015 to July 2018. Mr. Schmitt has extensive experience in global logistics and executive management for public and private companies. He was President, CEO and Director of Aqua Terra, Canada’s leading provider of natural spring water, from January 2013 to April 2015 and President, CEO and Director of Purolator, Canada’s top parcel and freight transportation company, from 2010 to 2012. Prior to joining Purolator, Mr. Schmitt spent 12 years at FedEx in Memphis, TN, where he served as CEO of FedEx Supply Chain and Senior Vice President of FedEx Solutions. He also held senior roles at McKinsey & Company prior to his time at FedEx. Mr. Schmitt has been a Non-Executive Director of the Ferguson plc board since February 2019 and also served on the board of directors of Zooplus AG from June 2013 to May 2016. He also is a published author. Together with Arnold Perl, Mr. Schmitt wrote “Simple Solutions,” a leadership book published by Wiley & Sons. Mr. Schmitt holds an MBA as a Baker Scholar from Harvard Business School and received his bachelor’s degree in European Business Administration from Middlesex University in London.

Qualifications. Mr. Schmitt’s extensive experience in senior leadership positions at large national and global logistics companies as well as his position as the Company’s Chief Executive Officer provide the Board with significant insight into the Company’s strategy and operations.

LAURIE A. TUCKER	Director since 2019 Age 66

Ms. Tucker has served as the Founder and Chief Strategy Officer of Calade Partners LLC, a marketing consultancy firm, since January 2014. She previously served as the Senior Vice President, Corporate Marketing of FedEx Services, Inc. (“FedEx”), a subsidiary of FedEx Corporation, from 2000 until she retired in December 2013. She was employed by FedEx in various capacities of increasing experience and responsibilities since 1978. Ms. Tucker has served as a director of publicly traded companies, such as, Bread Financial Holdings, since May 2015 and Iron Mountain Incorporated from May 2007 to May 2014. Ms. Tucker holds a B.B.A. in Accountancy and an M.B.A. in Finance from the University of Memphis.

Qualifications. Ms. Tucker’s 35 years of experience at FedEx provide the Board with valuable insight with respect to corporate marketing strategies and large-scale operations. The Board believes that her experience overseeing finance, pricing, technology and customer technology will benefit her as the Chair of the Corporate Governance and Nominating Committee.

Shareholder Vote Requirement

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. Under the plurality voting standard, you may vote “FOR” or “WITHHOLD” authority to vote for each nominee. Votes to “WITHHOLD” with respect to any nominee and broker non-votes are not votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

In the event any director nominee receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision with respect to such resignation within 90 days of the certification of the election results.

Recommendation of the Board

Our Board recommends that shareholders vote “FOR” the twelve nominees recommended by the Board.

CORPORATE GOVERNANCE
Independent Directors
The Company’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that twelve of the Company’s thirteen current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.

The independent directors and director nominees are Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, G. Michael Lynch, George S. Mayes, Jr., Chitra Nayak, Scott M. Niswonger, Javier Polit and Laurie A. Tucker. Thomas Schmitt is our CEO and is therefore not independent.

The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. The topics addressed in our Corporate Governance Guidelines include:

•Selection of the Chairman;

•Selection and responsibilities of the Lead Independent Director;

•Selection and evaluation of the Chief Executive Officer;

•Independence of the Board;

•Selection of new directors, Board membership criteria and size and role of the Board;

•Committees of the Board and related matters;

•Director orientation and continuing education;

•Independent director stock ownership guidelines;

•Self-evaluation by the Board;

•Director change in status and resignation policy;

•Leadership development and succession planning;

•Board access to management; and

•Shareholder communications with the Board.
The Company’s Corporate Governance Guidelines are available through the Governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

Independent Director Meetings
Pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Chairman of the Board or Lead Independent Director, if any, presides at such executive sessions or, in his or her absence, an independent director designated by such Chairman of the Board or Lead Independent Director.
Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the independent directors as a group should follow the procedures found below under “Shareholder Communications.”
Director Nominating Process
Shareholders may nominate directors for election at annual meeting, provided that the shareholder satisfies the advance notice requirements set forth in our bylaws. A shareholder’s notice must be delivered to or mailed and received by the Corporate Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, at least 90 calendar days but not more than 120 calendar days prior to the one-year anniversary of the prior year’s annual meeting and include all required information to be considered. In the case of the 2024 Annual Meeting of Shareholders, recommendations can be submitted no earlier than January 10, 2024 and the deadline to receive nominations is February 9, 2024. If, however, the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting (i.e., May 4, 2023), then notice by the shareholder must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made; or if a special meeting of shareholders is called for the purpose of electing directors, then notice must not be received later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs.
Among other requirements, all notices must be in writing and set forth the following information: (1) the information required by Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder; (2) the signed written consent of the nominee to be nominated and (3) the completed and signed director questionnaire and representation and agreement, as required under our bylaws. Nominations not made in accordance with the procedures set forth in the bylaws will be deemed invalid.
The requirements of the advance notice provision for election of directors as summarized above are qualified in their entirety by our bylaws and Rule 14a-19 (as applicable), which we recommend be read in order to comply with the applicable requirements.
The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes, among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.
The Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.

Board Diversity
The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and it shall evaluate the candidates based on the needs of the Board at that time and the candidates’ knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals. The Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.
Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party, except that in the case of shareholder recommendations, such candidates must be nominated pursuant to the requirements in the Company's bylaws. The Corporate Governance and Nominating Committee will submit its director candidate(s) recommendation to the Board for approval and recommendation to the shareholders.
The Corporate Governance and Nominating Committee also believes that diversity of race, ethnicity and gender are important factors in evaluating candidates for nominees. Accordingly, the Board is committed to actively seeking out highly qualified diverse candidates, including women and people of color in each candidate pool from which non-management director nominees are selected. To that end, since July 2017, the Board has added Ana B. Amicarella (July 2017), who identifies as Hispanic, Valerie A. Bonebrake (January 2018), George S. Mayes, Jr., who identifies as African American (March 2021), Chitra Nayak, who identifies as Asian (March 2021), Javier Polit, who identifies as Hispanic (March 2021), and Laurie A. Tucker (October 2019).

Annual Performance Evaluations
The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and the committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also each required to conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process. The Board also conducts periodic evaluations of the Chairman of the Board and Lead Independent Director, peer evaluations and individual self-evaluations.
Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available through the governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement. The Code of Business Conduct and Ethics complies with Nasdaq and SEC requirements. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described below under “Shareholder Communications.”

Board Attendance
The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and committees on which they serve and to spend the time needed, and meet as frequently as necessary, to properly discharge their responsibilities. Members of the Board are also expected to attend the Annual Meeting of Shareholders. During 2022, the Board held six meetings. All of the incumbent directors who was on the Board during 2022 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served during 2022. All of the Board members at the time of the 2022 Annual Meeting of Shareholders attended the 2022 Annual Meeting of Shareholders.

Board Committees
The Board currently has four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Executive Committee.
The charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are available through the governance link on the Company’s Investors website, which can be accessed at www.forwardaircorp.com. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2022 and their present membership is set forth below.
The current composition of the Board and its Committees is as follows:

Name	Audit	Compensation	Corporate Governance and Nominating	Executive
Thomas Schmitt, Chair				X
R. Craig Carlock, Lead Director		Chair		X
Ronald W. Allen		X	X
Ana B. Amicarella	X*		X
Valerie A. Bonebrake		X
C. Robert Campbell		X
G. Michael Lynch	Chair*
George S. Mayes, Jr.			X
Chitra Nayak			X
Scott M. Niswonger		X
Javier Polit	X
Richard H. Roberts	X
Laurie A. Tucker			Chair	X
Number of Meetings in 2022	4	5	3	—

*Audit Committee Financial Expert

Audit Committee. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee considers the impact of changing its current firm, is involved in selecting the lead partner, and considers the fee arrangement and scope of the audit. The Audit Committee also reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process, internal accounting procedures and financial controls with the Company’s financial and accounting staff. The Audit Committee may meet in executive session, without management present, on any matter it deems appropriate. In addition, the Audit Committee assists the Board in its oversight of the Company’s legal compliance, ethics and information system controls and security programs. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on pages 57 to 58 of this Proxy Statement and in the Audit Committee Charter, which is available on the Company's website at https://ir.forwardaircorp.com/corporate-governance.
The Board has determined that each member of the Audit Committee meets the independence and financial acumen requirements under Nasdaq listing standards and the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that each of Ana B. Amicarella and G. Michael Lynch of the Audit Committee meet the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC.
Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers, reviewing, approving and administering the Company’s employee incentive plans and other employee benefit plans. The Compensation Committee approves the final compensation for all NEOs other than the Chief Executive Officer. The Compensation Committee makes preliminary determinations about the Chief Executive Officer’s base salary, annual short-term incentive compensation, long-term incentive compensation and other awards as appropriate. The Compensation Committee discusses its compensation recommendations for the Chief Executive Officer with the full Board, and the full Board approves the final compensation decisions after this discussion. The Compensation Committee also reviews, approves and makes recommendations, as necessary, to the Board with respect to the Company’s policies and procedures relating to executive officer or director compensation, such as any clawback policy, stock ownership guidelines, or pledging or hedging policy.

Additionally, the Compensation Committee reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 27 to 43 of this Proxy Statement). Furthermore, the Compensation Committee oversees management succession planning along with the Corporate Governance and Nominating Committee and strategically reviews the Company’s human resource strategies and initiatives with respect to the Company’s development and retention of talent. A more detailed description of the Compensation Committee’s duties and responsibilities can be found in the Compensation Committee Charter, which is available at https://ir.forwardaircorp.com/corporate-governance.
In fulfilling its responsibilities, the Compensation Committee may delegate its responsibilities to a subcommittee consisting of members of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of independent directors. The Company’s Chief Executive Officer may not be present during deliberations or voting regarding his or her compensation. To the extent helpful to the work of the Compensation Committee, however, the Company’s Chief Executive Officer may be invited by the Compensation Committee to participate in discussion relating to his or her compensation that may precede further deliberation or voting.
The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2022. During the year, the consultant reviewed materials prepared by management and provided the Compensation Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive and director compensation benchmarking information. Meridian provided no services to the Company other than those related to executive and director pay and related governance.
The Board has determined that each member of the Compensation Committee is independent pursuant to Nasdaq listing standards and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-l(b)(4)(i) through (vi) under the Exchange Act and the Nasdaq listing standards, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews the Company’s Corporate Governance Guidelines, and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee is also responsible for overseeing the annual evaluation of the Board and for periodically reviewing and making recommendations to the Board regarding director compensation for the Board’s approval. The Corporate Governance and Nominating Committee also reviews the Company’s environmental, social and governmental policies, as well as manages sustainability-related risks and makes recommendations that it deems appropriate. Furthermore, the Corporate Governance and Nominating Committee oversees management succession planning along with the Compensation Committee. A more detailed description of the Corporate Governance and Nominating Committee’s duties and responsibilities can be found in the Corporate Governance and Nominating Committee Charter, which is available at https://ir.forwardaircorp.com/corporate-governance.
A description of the Committee’s policy regarding director candidates nominated by shareholders appears in the section titled “Director Nominating Process” above. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent pursuant to Nasdaq listing standards.
Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board. The Executive Committee did not act with respect to any matter during 2022.
Compensation Committee Interlocks and Insider Participations
During the fiscal year ended December 31, 2022, R. Craig Carlock, Ronald W. Allen, Valerie A. Bonebrake, C. Robert Campbell and Scott M. Niswonger served as members of the Compensation Committee. None of these directors was, during 2022, an officer or employee of our Company, or, other than Mr. Niswonger, who joined the Board in March 2021 and who was an officer from 1998 to 2003, was formerly an officer of our Company. There were no transactions in 2022 between us and any directors who served as Compensation Committee members for any part of 2022 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions. During 2022, none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2022.
Certain Relationships and Related Person Transactions
Review, Approval or Ratifications of Certain Relationships and Transactions with Related Persons. The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related-person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are required to be disclosed in a company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.

In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:
•the nature of the related person’s interest in the transaction;

•the material terms of the transaction, including, without limitation, the amount and type of transaction;

•the importance of the transaction to the related person; and

•the importance of the transaction to the Company.
Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.
In 2022, the Audit Committee reviewed and approved the compensation paid to Mr. Zachary Ruble, the son of Chris Ruble. Mr. Zachary Ruble serves as terminal manager of the Company’s terminal in Atlanta, Georgia, and in 2022 he earned approximately $141,000 in salary and bonus. Mr. Ruble’s compensation is comparable to other employees with equivalent qualifications, experience and responsibilities at the Company.

In 2023, the Audit Committee reviewed and approved the compensation paid to Mr. Patrick Creutzinger, the stepson of Scott Niswonger. Mr. Creutzinger serves as a Director of Sales for the Company, and in 2022 he earned approximately $224,000 in salary and bonus. Mr. Creutzinger’s compensation is comparable to other employees with equivalent qualifications, experience and responsibilities at the Company.
Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no other related person transactions to be reported in this Proxy Statement.
Board Leadership Structure
In accordance with our Bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board; both of these positions may be held by the same person or by two separate individuals. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. R. Craig Carlock currently serves as Lead Independent Director and he has served in that capacity since May of 2019.
Other than a six-month period beginning in September 2018, during which our newly-appointed Chief Executive Officer, Thomas Schmitt, did not serve as Chairman, the Company has operated using a board leadership structure under which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company has been well-served in having a combined Chief Executive Officer and Chairman. The Board believes that having Mr. Schmitt serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other shareholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Schmitt serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He is a recognized leader in the transportation industry and has all of the skills necessary to serve as our Board’s Chairman.
The Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings, and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (i) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (ii) approving agendas and schedules for Board meetings and the information that is provided to directors, and (iii) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.
The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.
On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure — under which the Chief Executive Officer serves as Chairman of the Board, the Board committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors — is presently the optimal board leadership structure for the Company and its shareholders.
Risk Oversight
On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks and information system controls and security risks, the Board is charged with overseeing the Company’s enterprise risks and ensuring that the Company’s risk oversight processes appropriately align with existing disclosure controls and procedures. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. This report is informed by and includes a discussion of the results of the Company’s annual enterprise risk management survey and reports from various risk management roundtables with individual functional groups within the Company. This report allows the Board to adequately assess each risk and develop a strategy and appropriate timeframe to address these risks. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer, Chief Information Officer and other Company officers as the Board may deem appropriate.
The Board’s ongoing oversight also occurs at the Board committee level on a more focused basis, whereby each committee considers the risks within its area of responsibilities and works to proactively mitigate these risks. The Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs. For instance, and the Compensation Committee has sole authority to retain compensation consultants and other advisors to provide advice and support on compensation issues. The Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Corporate Governance and Nominating Committee also oversees the Company’s environmental, social and governance policies and activities and any associated risks. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.

Corporate Sustainability and Responsibility
We embrace a comprehensive approach to sustainability that addresses Environmental, Social, and Governance (“ESG”) factors.
Our integrated framework focuses on three pillars: (i) People and Communities; (ii) Customer; and (iii) Environment. After completing an ESG assessment in 2020 utilizing the Sustainable Accounting Standards Board (“SASB”) standards and conducting a third-party stakeholder assessment, we identified ten ESG priority areas within these three pillars that we believe are relevant to our business and important to our employees, communities, customers, investors, partners and contractors, and which form the foundation for our sustainability strategy:

• Roadway Health & Safety	• Measurement & Disclosure
• Workplace Health & Safety	• Information Security
• Independent Contractor Practices	• Responsible Supplier Practices
• Diversity, Equity, Inclusion, and Belonging (DEI&B) Practices	• Green House Gas (GHG) Emissions Reduction Practices
• Community Impact & Partnerships	• Air Quality Practices
Since 2019, we have deployed meaningful resources to manage sustainability risks and to capitalize on related opportunities for the benefit of our stakeholders. In 2019, our Board amended the Corporate Governance and Nominating Committee Charter to give the Corporate Governance and Nominating Committee oversight over our ESG-related efforts. At least twice a year, the Corporate Governance and Nominating Committee is updated on each of these topics and provides feedback and direction that it deems appropriate. At least annually, the Chair of the Corporate Governance and Nominating Committee will provide a report on these topics to the full Board.
In 2020, Forward’s leadership created the Head of Corporate ESG role to provide oversight of Forward’s ESG vision, strategic planning, performance management, and improvement activities.
In 2021, we published our first ESG Report and created our internal ESG Steering Committee, which oversees our company-wide ESG strategy and meets at least quarterly and on an as-needed basis.
In 2022, we streamlined our internal data collection process, completed our Greenhouse Gas (GHG) inventory, set measurable targets and goals, and published our second ESG report through the launch of our new ESG website which we will update annually with our progress. The ESG report and new website are accessible through our investor relations site, https://ir.forwardaircorp.com/esg. The information on our website and our ESG report are not incorporated into, and are not a part of, this report.
People and Communities
We are committed to maintaining safe facilities for our employees, independent contractors, customers and partners. As part of this pillar, we focus on Roadway Health & Safety, Workplace Health & Safety, Independent Contractor Practices, and DEI&B Practices.
We employ clear policies and procedures to manage our roadway health and safety practices. We implemented a quarterly safety bonus and annual vehicle giveaway to reward owner-operators and independent fleet owners that lease their equipment to us (“Leased Capacity Providers”) who have zero moving violations or accidents each quarter. The drivers of our Leased Capacity Providers who obtain four quarterly bonuses are eligible to win a new vehicle. In 2022, 209 Leased Capacity Providers as well as Company-employed drivers qualified for the vehicle giveaway.

Policies and procedures exist to investigate accidents and monitor lessons learned, driving continuous improvement in the health and safety practices across our facilities. All of our employees are assigned training courses as part of onboarding and employees may be assigned additional refresher trainings based on corrective action or identified risk.
Additionally, we employ, maintain, and monitor a robust Health and Safety program for all of our workers which establishes procedures and policies to prevent workplace incidents. As part of our assessment, we have identified improvement activities to develop a comprehensive Emergency Preparedness Plan (“EPP”) for all our facilities. The EPP is under development and in compliance with OSHA 29 CFR 1910 standards and FMCSA 49 CFR. When completed, we will distribute and maintain this EPPP for employees and independent contractors alike, across our facilities and corporate offices.
We also remain committed to fostering a more diverse, equitable and inclusive work environment. In 2020, we created a Diversity, Equity, Inclusion, and Belonging (DEI&B) Council to promote employee inclusion and engagement. Since the creation of the DEI&B Council, among other initiatives, we have implemented paid parental leave, launched Employee Resource Groups to foster an inclusive environment and celebrated different cultures by commemorating key diversity holidays, observances, celebrations and provided floating paid holidays.
We are committed to supporting and giving back to the communities where we live and work, particularly through the support of our employee Veterans, and to the community of Veterans in North America. For instance, we continue to support our Veterans through our charitable organization, Operation: Forward Freedom, a manifestation of our ongoing commitment to Veteran-related causes. In 2022, we hosted our first annual Drive for Hope Golf tournament where we raised more than $375,000 for Hope for the Warriors. Hope for the Warriors is a 501(c)(3) nonprofit whose mission is to care for and empower service members and military families challenged by the physical, moral and psychological effects of war.
We partner with Women in Trucking to encourage and promote the employment of women within our industry. Our team of drivers is currently comprised of 15% women, roughly twice the U.S. industry average, and we continue to seek opportunities to improve upon that percentage. We also partner with non-profit organizations that positively impact our communities and our industry such as Truckers Against Trafficking and Drexel Hamilton.
Customer
We are committed to providing the industry's highest quality service in delivering on our customers’ expectations. As part of this pillar, we focus on Measurement & Disclosure, Information Security, and Responsible Supplier Practices.
We remain committed to transparent and sustainable business practices. As part of this ongoing commitment, we have transformed and innovated several of our digital and cloud technologies to create more efficient and integrated processes. We deploy various programs, including Safety and Environmental Management Systems, to collect meaningful data that is communicated with all divisions and management.
We have also employed proactive measures to protect our network, computer systems and data from cyber threats, in part, by creating a robust Information Security program in early 2020. We are continuously deploying infrastructure to meet the National Institute of Standards and Technology (NIST) requirements.
As part of our Responsible Supplier program, we work to understand the ESG goals of both our suppliers and customers. By 2024, we expect to establish data tracking infrastructure and explore opportunities to grow our supplier diversity program and partnerships. We aim to establish supplier diversification goals in the coming years.

Environment
We are committed to promoting a healthier natural and built environment by striving for continuous environmental improvements in all aspects of our business. Environmental leadership requires not only our own action, but transparency and participation in the industry, including conversations about innovations and advancements that make a difference. As part of this pillar, we focus on GHG Emissions Reduction Practices and Air Quality Practices.
As a transportation company, we are conscious of the environmental effects of our operations and are committed to tracking and reducing our GHG emissions and improving our energy efficiency. We have established a preliminary goal to reduce absolute Scope 1 and Scope 2 GHG emissions (combined) by 42% by 2030 from a 2021 base year. Based on our current analysis, this is aligned with SBTi's methodology. However, this preliminary goal has not undergone review by the Science-based Targets initiative but, based on our analysis thus far, is consistent with SBTi and supports the scale of reductions according to SBTi aimed at keeping global temperatures increase below 1.5°C above pre-industrial temperatures. We are committed to making our results count across the country and will continue to update our future disclosures accordingly. As part of this goal, in 2022, we partnered with carbon capture company Remora, reserving ten of its mobile devices for a pilot project tentatively scheduled for the second half of 2023. We are also aligning with industry certifications, continuing to be a SmartWay certified company. SmartWay is a certification from the U.S. Environmental Protection Agency (“EPA”) verifying company compliance with EPA regulations, including fuel efficiency ranges and emission standards.
To learn more about our ESG strategy and all our focus areas, visit our ESG website, https://forwardair.metrio.net, also accessible through our investor relations site. We are committed to making our results count and will continue to update our future disclosures accordingly.

DIRECTOR COMPENSATION
The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.
The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program. In 2022, a market review was conducted with the assistance of Meridian to determine the continued appropriateness and competitiveness of the non-employee director pay program. The data sources for the survey included companies in the Company’s relative TSR peer group and general industry data from approximately 100 similarly-sized companies.
In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:
•an annual cash retainer of $70,000 for all non-employee directors (which will increase to $85,000 for 2023);

•an additional annual cash retainer of $50,000 for the Lead Independent Director;

•an additional annual cash retainer of $20,000 for each of the Chairs of the Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee; and

•an additional annual cash retainer of $10,000 for all non-Chair Audit Committee members, Compensation Committee members and Corporate Governance and Nominating Committee members.
All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.
In addition, on the first business day after each Annual Meeting of Shareholders, each non-employee director is granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In 2022, each non-employee director received restricted shares valued at $115,000. For 2023, this amount is expected to increase to $130,000 based on current market data.
Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with advancing, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least five times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to accumulate this ownership stake. Unvested restricted stock is permitted to count towards the stock ownership guidelines. As of March 14, 2023, each independent director was in compliance with his or her individual retention requirements as set forth in the Company’s Corporate Governance Guidelines. The following table shows the compensation the Company paid in 2022 to its non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Ronald W. Allen	90,000	115,000	6,554	211,554
Ana B. Amicarella	90,000	115,000	1,179	206,179
Valerie A. Bonebrake	80,000	115,000	6,551	201,551
C. Robert Campbell	80,000	115,000	6,407	201,407
R. Craig Carlock	120,000	115,000	1,179	236,179
G. Michael Lynch	90,000	115,000	1,179	206,179
George S. Mayes, Jr.	80,000	115,000	1,179	196,179
Chitra Nayak	80,000	115,000	1,179	196,179
Scott M. Niswonger	80,000	115,000	1,179	196,179
Javier Polit	80,000	115,000	1,179	196,179
Richard H. Roberts	80,000	115,000	1,179	196,179
Laurie A. Tucker	90,000	115,000	1,179	206,179

(1) Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation - Stock Compensation” (“ASC 718”). The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

(2) As of December 31, 2022, an aggregate of 32,092 deferred stock units, non-vested restricted shares and dividend equivalent rights were outstanding.
(3) Represents dividend payments on non-vested restricted shares or dividend equivalents credited on deferred stock unit awards. These dividend payments and dividend equivalents are non-forfeitable.
The following table indicates the aggregate number of deferred stock units and/or non-vested restricted shares held by each incumbent director at the end of 2022 and those shares or units that have not yet vested.

Name	Number of Deferred Stock Units and/or Non-Vested Restricted Shares
Ronald W. Allen	7,176
Ana B. Amicarella	1,227
Valerie A. Bonebrake	7,167
C. Robert Campbell	6,706
R. Craig Carlock	1,227
G. Michael Lynch	1,227
George S. Mayes, Jr.	1,227
Chitra Nayak	1,227
Scott M. Niswonger	1,227
Javier Polit	1,227
Richard H. Roberts	1,227
Laurie A. Tucker	1,227

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the named executive officers, or the NEOs); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of March 14, 2023.
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

Name and Address of Beneficial Owner(1)	Shares of Common Stock		Shares That May be Acquired Within 60 Days		Total	Percent of Class(2)
Directors, Nominees and NEOs
Thomas Schmitt	28,054		173,052	(3)	201,106	*
Ronald W. Allen	20,067	(4)	1,227	(5)	21,294	*
Ana B. Amicarella	9,168		1,227	(6)	10,395	*
Valerie A. Bonebrake	7,999	(7)	1,227	(6)	9,226	*
C. Robert Campbell	22,266	(8)	1,227	(6)	23,493	*
R. Craig Carlock	12,371		1,227	(6)	13,598	*
Rebecca J. Garbrick	1,143		1,253	(3)	2,396	*
Michael L. Hance	37,831		15,913	(3)	53,744	*
G. Michael Lynch	8,004		1,227	(6)	9,231	*
George S. Mayes, Jr.	2,177		1,227	(6)	3,404	*
Kyle R. Mitchin	13,116		792	(3)	13,908	*
Chitra Nayak	1,677		1,227	(6)	2,904	*
Scott M. Niswonger	21,677		1,227	(6)	22,904	*
Javier Polit	2,764		1,227	(6)	3,991	*
Richard H. Roberts	1,777		1,227	(6)	3,004	*
Chris C. Ruble	18,467	(9)	1,800	(3)	20,267	*
Laurie A. Tucker	8,994		1,227	(6)	10,221	*
All directors and executive officers as a group (19) persons	222,756		208,326		431,082	1.7%
Other Principal Shareholders
BlackRock, Inc.	4,243,349	(10)	—		4,243,349	16.0%
The Vanguard Group, Inc.	3,025,510	(11)	—		3,025,510	11.4%
Neuberger Berman Group LLC	1,375,360	(12)	—		1,375,360	5.2%

* Less than one percent.

(1)	The business address of each listed director and NEO is c/o Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, TN 37745.
(2)	The percentages shown for directors, nominees, NEOs and other principal shareholders are based on shares of common stock outstanding on the Record Date.
(3)	Includes stock options that are fully exercisable.
(4)	Includes 5,949 deferred stock units and dividend equivalents.
(5)	Includes deferred stock units.
(6)	Includes non-vested restricted shares.
(7)	Includes 5,940 deferred stock units and dividend equivalents.
(8)	Includes 5,479 deferred stock units and dividend equivalents.
(9)	Includes 29 shares of common stock owned by Mr. Ruble’s son with whom he shares voting and investment power with respect to such shares.
(10)
BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, reported beneficial ownership of the shares as of December 31, 2022 in a Schedule 13G filed with the SEC on January 26, 2023. BlackRock, a holding company, reported having sole voting and sole dispositive power over 4,243,349 shares.

(11)
The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2022 in a Schedule 13G filed with the SEC on February 9, 2023. Vanguard, an investment adviser, reported having shared voting power over 45,485 shares, sole dispositive power over 2,954,226 shares, shared dispositive power over 71,284 shares, resulting in an aggregate amount of 3,025,510 shares beneficially owned.

(12)
Neuberger Berman Group LLC (“Neuberger”), 1290 Avenue of the Americas, New York, NY 10104, reported beneficial ownership of the shares as of December 31, 2022 in a Schedule 13G filed with the SEC on February 10, 2023. Neuberger has shared voting power over 1,360,403 shares and shared dispositive power over 1,375,360 shares. Neuberger Investment Advisers LLC has shared voting power over 1,360,403 shares and shared dispositive power over 1,375,360 shares.

Information About our Executive Officers

The table below sets forth information as of March 14, 2023, with respect to each person who is an executive officer of the Company.

Name	Age	Position
Thomas Schmitt	58	President, Chief Executive Officer and Chairman
Rebecca J. Garbrick	48	Chief Financial Officer and Treasurer
Chris C. Ruble	61	Chief Operating Officer
Michael L. Hance	51	Chief Legal Officer and Secretary
Kyle R. Mitchin	43	Chief People Officer
Nancee Ronning	62	Chief Commercial Officer
Joseph M. Tomasello	46	Chief Information Officer

There are no family relationships between any of our executive officers. All officers hold office until the earliest to occur of their resignation or removal by the Board of Directors.

Thomas Schmitt has served as President, Chief Executive Officer and director since September 2018 and was elected Chairman of the Board in May 2019. Prior to joining Forward Air, Mr. Schmitt served as Management Board Member and Chief Commercial Officer for DB Schenker, a global logistics company from June 2015 to July 2018. From January 2013 to April 2015, Mr. Schmitt was President, CEO and Director of Aqua Terra, a Canadian provider of natural spring water. From 2010 to 2012, Mr. Schmitt served as President, CEO and Director of Purolator, a Canadian parcel and freight transportation company. Prior to joining Purolator, Mr. Schmitt spent 12 years at FedEx in Memphis, TN, where he served as CEO of FedEx Supply Chain and SVP of FedEx Solutions. Prior to his time with FedEx, Mr. Schmitt held senior roles at McKinsey & Company. Mr. Schmitt has been a member of the Xynteo Leadership board since 2018 and a Non-Executive Director of the Ferguson Plc board since February 2019. Mr. Schmitt also served on the board of directors of Dicom Transportation Group from January 2014 to June 2018, Zooplus AG from June 2013 to May 2016, Univar, Inc., from July 2008 to June 2013 and Cyberport GmbH since June 2015.

Rebecca J. Garbrick has served as Chief Financial Officer and Treasurer since July 2021. From November 2020 to June 2021, Ms. Garbrick served as the Chief Accounting Officer and Corporate Controller. Prior to joining the Company, Ms. Garbrick served as the Assistant Corporate Controller at Cox Media Group from August 2020 to November 2020. From May 2013 to August 2020, she served as Director of Corporate Accounting and Policy and in other various leadership positions at AGCO Corporation. Ms. Garbrick also held other various leadership positions at KPMG LLP and Arthur Andersen LLP.

Chris C. Ruble has served as Chief Operating Officer for the Company since May 2019. Mr. Ruble was Chief Operating Officer for the Company’s LTL business, including the Final Mile and Pool Distribution segments from June 2018 to May 2019. Prior to this role, Mr. Ruble was President, Expedited Services from January 2016 to June 2018, Executive Vice President, Operations from August 2007 to January 2016, and Senior Vice President, Operations from October 2001 until August 2007. He was a Regional Vice President from September 1997 to October 2001 and a regional manager from February 1997 to September 1997, after starting with the Company as a terminal manager in January 1996. From June 1986 to August 1995, Mr. Ruble served in various management capacities at Roadway Package System, Inc.

Michael L. Hance has served as Chief Legal Officer and Secretary since May 2014. From May 2010 until May 2014, he served as Senior Vice President of Human Resources and General Counsel. From January 2008 until May 2010, he served as Senior Vice President and General Counsel, and from August 2006 until January 2008, he served as Vice President and Staff Counsel. Before joining us, Mr. Hance practiced law with the law firms of Baker, Donelson, Bearman, Caldwell and Berkowitz, P.C. from October 2003 until August 2006 and with Bass, Berry & Sims, PLC from September 1999 to September 2003.

Kyle R. Mitchin has served as Chief People Officer since June 2019. From April 2017 to June 2019, Mr. Mitchin served as the Senior Vice President of Human Resources, and from June 2014 to April 2017 he served as the Vice President of Recruiting & Retention. Prior to joining the Company, Mr. Mitchin was the Director of Recruiting for Panther Premium Logistics from September 2009 to June 2014.

Nancee Ronning has served as Chief Commercial Officer since September 2022. Prior to joining the Company, Ms. Ronning served as the Chief Operating Officer of BNSF Logistics, a subsidiary of BNSF LLC, from July 2020 to July 2021. From May 2018 to July 2020, she served as Chief Commercial Officer at BNSF Logistics. From December 2014 to April 2018, Ms. Ronning served as President of Print Craft. Prior to Print Craft, Ms. Ronning spent 8 years at C.H. Robinson, serving as T-Chek’s Vice President, Sales & Marketing from 2006-2009 and as Managing Director of Sales at C.H. Robinson corporate from 2009-2014. Ms. Ronning also held other various leadership positions at Merrill Corporation and GE Capital Vendor and Fleet Financial Services.

Joseph M. Tomasello has served as Chief Information Officer since June 2019. Prior to joining the Company, Mr. Tomasello served as Vice President, IT of FedEx Supply Chain from October 2016 to June 2019. From April 2013 to September 2016, he served as Director, Enterprise Architecture & Foundational Services at FedEx Services and as Manager, Customer Access Solutions from April 2011 to April 2013. Mr. Tomasello also held other various leadership positions at Verified Person, Inc. Since April 2022, Mr. Tomasello has served on the board of directors for SMC3, Inc.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, the compensation elements of our named executive officers, or NEOs, and the compensation decisions and outcomes that occurred during the 2022 performance year. As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative. To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs are in line with our compensation philosophies and objectives, particularly ensuring alignment between the amount of compensation paid and our performance against our short- and long-term goals.

NEOs
    For 2022, our NEOs were:

Thomas Schmitt	President and Chief Executive Officer
Rebecca J. Garbrick	Chief Financial Officer and Treasurer
Chris C. Ruble	Chief Operating Officer
Michael L. Hance	Chief Legal Officer and Secretary
Kyle R. Mitchin	Chief People Officer

Compensation Philosophy and Objectives
The Compensation Committee (the “Committee” for purposes of this CD&A) has designed our executive compensation program to attract, develop, reward and retain key talent to facilitate achievement of our annual, long-term and strategic goals. One of the Committee’s objectives is to align executives’ interests with shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate goal of increasing shareholder value. Other objectives are to recognize the contributions of individual executives, provide market-competitive pay opportunities, balance short- and long-term compensation elements without encouraging excessive or unnecessary risk taking, and foster retention and executive stock ownership. Thus, while executive compensation should be directly linked to Company performance, the Committee believes it should also be an incentive for executives to continually improve individual performance, thereby contributing to our success in meeting our short- and long-term financial, operational and strategic objectives.

Executive Summary

2022 Performance Highlights
Forward’s financial performance in fiscal year 2022 was by far the best in the Company’s history. Forward set many annual financial and operational records in 2022, while at the same time continuing to make meaningful progress toward executing on our growth strategy that involves organic infrastructure investments such as the ongoing less-than-truckload (“LTL”) network expansion, as well as inorganic investments, including acquisitions of complementary businesses. Notable financial and operational highlights from 2022 are listed below.

•For the year ended December 31, 2022:

◦increased consolidated operating revenue from continuing operations by $311.0 million, or 18.7%, to a record $1.97 billion;

◦increased consolidated operating income from continuing operations by $106.7 million, or 67.0%, to a record $266.0 million (resulting in the maximum short-term incentive payouts under the operating income component of the annual incentive plan and a total payout under the plan above target opportunity);

◦increased net income by $87.3 million, or 82.5%, to a record $193.2 million;

◦increased free cash flow by $132.3 million, or 149.6%, to $220.7 million; and

◦increased net income per diluted share from continuing operations to a record $7.14 compared to $4.22 in 2021.

•Finished 2022 by offering a complete year of our big and bulky final mile (“Final Mile”) service offerings from 12 existing LTL locations.

•Launched 20 new Final Mile dedicated service locations.

•Assessed by a third-party industry expert as being the best in the LTL industry for damage-free, intact, on-time shipment service.

•Executed strategic growth priorities for Intermodal by acquiring Edgmon Trucking, LLC and Chickasaw Container Services, Inc., which added a new location in Kent, Washington servicing the key ports of Seattle and Tacoma and expanded our Intermodal drayage operations in Mobile, Alabama and Memphis, Tennessee.

•Generated $259.1 million of net cash from operating activities of continuing operations for the 12 months ended December 31, 2022. After utilizing $104.5 million of net cash in investing activities in 2022, the Company returned $88.6 million to shareholders through dividends and our stock repurchase program.

•Published an updated ESG Report that sets baselines and ambitious targets – including a target 42% reduction in Scope 1 and Scope 2 greenhouse gas emissions by 2030.

2022 Compensation Highlights

Our record 2022 financial and operational performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our NEOs for 2022:

•Base salaries. Neither Mr. Schmitt nor any other NEO except Ms. Garbrick received a base salary increase in 2022. Ms. Garbrick received a 10% increase to her base salary to better align with similarly situated roles in the market.

•Short-term incentive payouts. The amount of short-term incentive compensation paid to our executive officers, including our NEOs, if any, is determined primarily by our performance against our Fiscal 2022 operating income targets, which were established at the beginning of the year and were intended to be challenging, yet attainable through disciplined execution of our strategic initiatives. As described above, the Company’s operating income was significantly higher than prior year and the Company’s forecasted guidance. As a result, in 2022, the corporate financial component of the Short-term Cash Incentive Plan paid out at the maximum level in accordance with the Company’s performance above the Beyond Stretch/Maximum 2022 operating income targets. Fiscal 2022’s record operating income achievement of $266.0 million represented 67.0% growth over the prior year’s performance. Additionally, the Committee approved payouts on the individual component ranging from 88% to 107% of target based on each executive’s performance against his or her personal objectives.

•Long-term incentive grants. In order to promote stock ownership, tie executive interests to those of shareholders and focus on maintaining a strong pay-for-performance culture, for all NEOs other than Mr. Schmitt, of the total 2022 long-term equity incentive (“LTI”) target award value, 50% was comprised of time-based restricted stock; 25% was comprised of performance shares, which are earned based on relative TSR performance versus our peers; and 25% was comprised of stock options. The Committee eliminated the earnings before interest, taxes, depreciation and amortization (“EBITDA”) per share metric from its performance shares in 2022 given the potential volatility in the metric caused by non-operational items such as fluctuations in macroeconomic conditions and in the freight cycle, which are out of the NEOs control. Mr. Schmitt’s 2022 LTI target award value was comprised of 33% time-based restricted stock; 33% performance shares, which are earned based on TSR performance versus our peers and 33% stock options, where vesting and exercisability are contingent on the Company’s achievement of certain levels of income from operations.

•Long-term performance plan payouts. Based on total shareholder return relative to our peer companies, our 54th percentile ranking resulted in approved payouts for the January 2020 to December 2022 performance period equal to 111.6% of target. Our three-year cumulative EBITDA per share relative to a pre-set metric resulted in approved payouts for the January 2020 to December 2022 performance period equal to 114.8% of target.

Compensation-Setting Process

Role of Shareholder Say on Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At the Company’s annual meeting of shareholders held in May 2022, approximately 99% of the votes cast on the say on pay proposal were voted in favor of the proposal. Our shareholders were similarly supportive of our executive compensation programs in 2021 and 2020, approving the say on pay proposal with approximately 99% votes cast in both years. The Committee believes this outcome affirms shareholders’ support of our approach to executive compensation. As a result, we did not change our overall approach to executive compensation in 2022 based upon the results of this advisory vote. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting short-term and long-term financial, operational and strategic objectives, and overall financial performance. The Committee approves the final compensation for all NEOs other than the Chief Executive Officer. The Committee coordinates the full Board’s annual review of the Chief Executive Officer’s performance and makes preliminary determinations about his base salary, annual short-term incentive compensation, long-term incentive compensation and other awards as appropriate. The Committee discusses its compensation recommendations for the Chief Executive Officer with the full Board, and the full Board approves the final compensation decisions after this discussion.

To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by Meridian Compensation Partners, LLC (“Meridian”), the Committee’s independent executive compensation consultant, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with our executive compensation programs.

Role of the Compensation Consultant

The Committee has selected and directly retains the services of Meridian. The Committee periodically seeks input from Meridian on a range of external market factors including evolving compensation trends, appropriate peer companies to compare programs designs, practices and performance and survey data for benchmarking pay levels. Meridian also provides general observations on the Company’s compensation programs and policies, but it does not determine or recommend the amount or form of compensation for the NEOs. During 2022, Meridian attended all five Committee meetings and participated in discussions regarding the changes to the LTI program for Mr. Schmitt and all other NEOs. The Committee determined that Meridian was independent during 2022 per Nasdaq listing standards and had no conflicts of interest to disclose.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other NEOs and provides the Committee with justification for such awards. In forming his recommendations, he considers information provided by the Chief People Officer and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the Chief Executive Officer, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the NEOs. The Chief Executive Officer does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.

The Chief Executive Officer, Chief People Officer, Chief Financial Officer and Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Chief People Officer typically presents recommendations for program design changes and individual pay levels for executive officers (except for his own), taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.

Compensation Practices

Our executive compensation program is based on the following best practices:

What We Do	What We Don’t Do
■Provide pay opportunities that are appropriate to the size of the Company	■Allow repricing or backdating of stock options without shareholder approval
■Maintain a pay program that is heavily performance-based and uses multiple performance measures	■Provide excise tax gross-ups
■Disclose financial performance metrics and goals used in our incentive plans	■Allow executive officers to hedge or pledge Company stock
■Create alignment between executives and shareholders through a long-term incentive linked to stock price and measurement of stock performance versus peer companies	■Provide special supplemental executive retirement programs
■Maintain meaningful executive stock ownership and retention guidelines	■Provide tax gross-ups on perquisites
■Annually review the risk profile of compensation programs and maintain risk mitigators	■Provide significant perquisites
■Provide moderate severance and change-in-control protection
■Require double-trigger vesting on long-term equity awards in the event of a change in control
■Maintain a clawback policy allowing recovery of cash or equity-based compensation in certain circumstances, including material negative revisions to relevant financial results, material violations of the Code of Business Conduct and reckless supervision under certain circumstances

■Retain an independent compensation consultant engaged by, and reporting directly to, the Committee
Key Elements of Executive Compensation Program
Consistent with our compensation philosophies and objectives, we have structured executive compensation to motivate and reward executives to achieve our business goals.

For the fiscal year ended December 31, 2022, the components of compensation for our NEOs were:
•Base salary;
•Annual incentive compensation;
•LTI compensation; and
•Retirement and other benefits.

The Committee combines these elements, particularly base salary and short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. As a result, the total value of the compensation package is weighted more heavily towards variable, performance-based components.

At the beginning of 2022, the Committee established a total target compensation for each NEO comprised of base pay, annual incentives and long-term incentives. The Committee referred to market data included in reputable survey data which is periodically provided by Meridian. When utilizing the Aon Hewitt data, the Committee focused on pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. In addition to the market data for similarly situated positions, the Committee also considered other factors when establishing target total compensation opportunities, including, but not limited to, the experience level of the individual, the value of the individual executive to the Company, the individual’s position within the Company and existing and prior year awards.

The total target compensation for the NEOs in 2022 is set forth in the chart below.

	Target Annual Incentives
NEO	Base Salary ($)	Target Annual Incentives ($)	As a Percent of Base Salary	Target Long-Term Incentive ($)	Total Target Compensation ($)
Thomas Schmitt	875,000	875,000	100%	2,875,000	4,625,000
Rebecca J. Garbrick	385,000	288,750	75%	435,000	1,108,750
Chris C. Ruble	585,000	438,750	75%	625,000	1,648,750
Michael L. Hance	440,000	330,000	75%	525,000	1,295,000
Kyle R. Mitchin	312,000	234,000	75%	275,000	821,000

Our compensation programs are designed to motivate strong annual and long-term performance. We set a majority of NEOs’ total compensation (base salary, annual incentives and long-term incentives) to be “at risk”, meaning that the compensation is earned by meeting annual or long-term performance goals or is influenced by our stock price. The 2022 compensation elements with “at risk” components are as follows:

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Annual incentive payouts are based on Company performance against financial targets and achievement of individual and business objectives. The value of compensation realized from long-term incentive awards is dependent upon stock price performance, relative total shareholder return versus peer companies, and, with respect to Mr. Schmitt’s compensation from operations.

Base Salary

The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is necessary for talent attraction and retention.

Base salaries for 2022 for the NEOs were determined for each executive based on position and responsibility and by reference to market data. The Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, succession planning, and objectives established for the executive as well as the executive’s past performance. Neither Mr. Schmitt nor any other NEO except Ms. Garbrick received a base salary increase in 2022. Ms. Garbrick received a 10% increase to her base salary to better align with similarly situated roles in the market. The base salaries for the NEOs for the fiscal year ended December 31, 2022 are set forth in the “Salary” column of the Summary Compensation Table on page 44 of this Proxy Statement.

Annual Incentive Compensation

The objective of our annual cash incentive plan is to focus our executives on attaining specific short-term financial and business goals that we believe will lead to our long-term success and promote retention of our executive talent. The annual cash incentive plan is designed to reward achievement of operating income targets and individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program were made in cash, calculated as a percentage of annual base salary as described in more detail below.

Annual cash incentive plan target opportunity levels (reflected as a percentage of base salary) approved by the Committee for the NEOs in 2022, which remained unchanged from the prior year, were as follows:

2022 Target Bonus Opportunity
NEO	(as a percent of base salary)
Thomas Schmitt	100%
Rebecca J. Garbrick	75%
Chris C. Ruble	75%
Michael L. Hance	75%
Kyle R. Mitchin	75%

The components of the Annual Incentive Plan for all NEOs and their weighting with respect to the total cash incentive opportunity are reflected in the chart below.

Annual Cash Incentive Plan
Components of Plan	Weighing As a Percent of Target
Corporate Performance	80%
Individual Performance	20%

Payout under the Corporate Performance component can range from 0% of target (when threshold performance is not achieved) to 300% of target (when “beyond stretch” performance is achieved); payout under the Individual Performance component can range from 0% to 120% of target.

Corporate Performance Operating Income Goals. The Committee established corporate operating income goals for 2022 and corresponding incentive payments for achievement of such goals. Like in 2021, goals in 2022 were set to represent six incremental performance levels: downside, low, target, high, stretch and beyond stretch. As in past years, the target level for operating income generally reflects our internal business plan at the time the target is established, subject to adjustment in response to known headwinds or tailwinds or other economic conditions. Downside, low, high, stretch and beyond stretch levels are designed to provide a smaller award for lower levels of acceptable performance (downside and low) and to reward exceptional levels of performance (high, stretch and beyond stretch). The downside and low levels reflect increases over 2021 actual performance of 9.5% and 16.1%, respectively, while target reflects a 23.4% increase over 2021 actual performance. The beyond stretch level reflects a 54.4% increase over 2021 actual performance and, at the time it was established, represented a 54.4% increase over the highest level of operating income attainment in the history of the Company. The Committee retains discretion as to the amount of the ultimate short-term incentive to be paid.

The 2022 operating income goals and corresponding performance levels are noted below. Payout for performance between points is interpolated on a straight-line basis.

Operating Income ($000s)	Downside	Low	Target	High	Stretch	Beyond Stretch	Fiscal Year 2022 Results	% of Target Payout
Corporate	174,483	184,982	196,500	208,027	218,508	245,959	265,976	300%
% of Target Payout	25%	50%	100%	150%	200%	300%
Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the Chief Executive Officer evaluated the performance of the other NEOs against those personal objectives, taking into account the extent to which the goals were met, unforeseen financial, operational and strategic issues experienced by the Company, and any other information deemed relevant. The Committee reviewed and approved this performance evaluation and evaluated the performance of the Chief Executive Officer in a similar manner with input from the full Board. Based on the results of this review, the Committee determined the amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.

2022 Annual Incentive Payout. The Committee met in February 2023 to determine whether the Company’s 2022 performance merited payment to the NEOs under the annual cash incentive plan, and, if so, to determine the amount of such incentive awards.

•Corporate Performance Component: Income from continuing operations was a record $266.0 million, which resulted in a payout of 300% of the total target Corporate Performance annual incentive opportunity.

•Individual Performance: The Committee also considered performance against the individual objectives set for the NEOs. In 2022, those individual objectives encompassed:

◦Contributions to meeting established strategic and operational goals;
◦Contributions to succession and talent development initiatives;
◦Continuous improvement of business and functional operations; and
◦Personal development in areas of leadership, planning and teamwork.

After a performance appraisal of each executive officer and a review of their achievement of the personal goals that had been set for them, Mr. Schmitt recommended to the Committee an achievement of 88%, 107%, 93% and 96% of target for Ms. Garbrick and Messrs. Ruble, Hance and Mitchin, respectively, which they approved. The Committee evaluated the performance of Mr. Schmitt in a similar manner. In addition to the factors mentioned above, Mr. Schmitt’s individual performance objectives also encompassed long-term strategic planning initiatives. Based on its review, the Committee determined that Mr. Schmitt achieved 103% of target for the Individual Performance component for 2022.

The actual awards made to each NEO under the Operating Income and Individual Objectives Component of the annual cash incentive plan are shown in the chart below.

Executive	Corporate Performance Component ($)	Individual Objectives Component ($)	Total Payout Under 2022 Annual Cash Incentive Plan ($)	Total Payout as a % of Total Target Annual Cash Incentive Plan Opportunity
Thomas Schmitt	2,100,000	180,250	2,280,250	260.6%
Rebecca J. Garbrick	693,000	50,820	743,820	257.6%
Chris C. Ruble	1,053,000	93,893	1,146,893	261.4%
Michael L. Hance	792,000	61,380	853,380	258.6%
Kyle R. Mitchin	561,600	44,928	606,528	259.2%

Long-Term Equity Incentive Awards
The objective of providing long-term equity incentives is to attract and retain critical leadership, align executive interests to those of shareholders, enhance long-term thinking in general and focus executives on metrics that lead to increased shareholder value over the long term. Our long-term equity incentives are specifically designed to reward stock price appreciation and outperformance of shareholder return relative to industry peer companies.

In 2022, the target grant date fair value of the LTI awards to all NEOs, except Ms. Garbrick, remained the same as the 2021 grant date fair value. In February 2021, before her promotion to CFO, Ms. Garbrick received a LTI award consisting 100% of restricted stock with a grant date value of $65,000. In recognition of her promotion to CFO and Treasurer, Ms. Garbrick's 2022 LTI target value was increased to $435,000.

Changes to the LTI Program for 2022. In February 2022, management proposed, and, after discussion with Meridian, the Committee approved, the following changes to the long-term incentive plan design for awards provided to NEOs in 2022:

•Replace performance shares earned based on achievement of three-year cumulative earnings before interest, taxes, depreciation and amortization per share (“EBITDA Per Share”) with stock options.

•With respect to Mr. Schmitt, adjust the weighting of the LTI award components to be 33% time-base restricted stock, 33% performance shares earned based on relative TSR performance versus peers and 33% performance stock options where vesting and exercisability are contingent on the Company’s achievement of certain levels of income from operations. Previously, Mr. Schmitt’s LTI award was comprised of 25% of time-based restricted shares, 25% of TSR performance shares, 25% EBITDA per share performance shares, and 25% of performance stock options.

•With respect to all NEOs other than Mr. Schmitt, adjust the weighting of the LTI award components to be 50% time-base restricted stock, 25% performance shares earned based on relative TSR performance versus peers and 25% stock options. Previously, the NEOs LTI awards consisted of 50% of time-based restricted shares, 25% of TSR performance shares, and 25% EBITDA per share performance shares.

The Committee believes these are appropriate changes in that they:

•Continue to promote retention and stock ownership;

•Focus executives on share price appreciation, further aligning our executives’ interests with the interests of our shareholders;

•Remove volatility concerns associated with EBITDA Per Share awards; and

•Continue to be heavily focused on performance-oriented awards measured by share price appreciation.

Accordingly, in 2022, the Committee approved the following target long-term incentive awards for the NEOs:

Executive	2022 Restricted Stock Grant ($)	2022 Target TSR Performance Share Grant ($)	2022 Stock Options ($)	2022 Total Long-Term Incentive Award ($)
Thomas Schmitt	958,333	958,334	958,333	2,875,000
Rebecca J. Garbrick	217,500	108,750	108,750	435,000
Chris C. Ruble	312,500	156,250	156,250	625,000
Michael L. Hance	262,500	131,250	131,250	525,000
Kyle R. Mitchin	137,500	68,750	68,750	275,000

The number of shares of restricted stock and performance shares issued to the NEOs under the 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) for the fiscal year ended December 31, 2022 are set forth in the Grants of Plan-Based Awards for Fiscal 2022 Table on page 46 of this Proxy Statement.

Equity-based awards. The value to the executive of all three components comprising long-term equity compensation in 2022 (restricted stock, TSR performance shares and stock options) is impacted by the performance of the Company’s stock.

•Restricted stock becomes more valuable to the executive if our stock price increases, and the executive shares in the downside risk of a decline in our stock price.
•The number of performance shares earned, if any, will depend on how the Company’s stock performs relative to transportation industry peers. Like restricted stock, the value ultimately delivered rises or falls based on the performance of the Company’s stock from grant to settlement date.
•Stock options have value only if the Company’s stock price increases after the grant date, and the amount of value is dependent upon the amount of the increase.

As it is possible that there will be no payout under the performance shares element, these awards are completely “at risk” compensation. In addition, there will be no value realized in stock options unless the stock price increases from date of grant. This emphasis on at-risk compensation in the LTI awards accomplishes our goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance among risk, retention and reward. Each element of the LTI is discussed in more detail below.

Restricted Stock. A share of restricted stock is a share of the Company’s common stock that is subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component and dividing it by the value of a single share of common stock determined using the estimated grant date fair value. The estimated grant date fair value of the restricted shares awarded to the NEOs in February 2022 was $106.29, which represents the closing price of the Company’s common stock on the date of grant.

Shares granted under restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period. To the extent not earlier vested, the shares of restricted stock will vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after a change in control.

Performance Shares. A performance share is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. TSR performance share grant sizes awarded in 2022 were calculated by multiplying the target LTI economic value by the weighting assigned to the TSR performance share component and dividing it by $127.29, the estimated value of a single performance share on the grant date determined using a Monte Carlo valuation model.

TSR Performance Shares. TSR performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three-year period, relative to the TSR of a peer group of transportation companies. For performance share awards made prior to 2020, the following 12 companies were included in the TSR peer group:

C.H. Robinson Worldwide, Inc.	Knight Transportation, Inc.

Echo Global Logistics, Inc.	Landstar Systems, Inc.

Expeditors International of Washington, Inc.	Marten Transport, Ltd.

Heartland Express, Inc.	Roadrunner Transportation Systems, Inc.

Hub Group, Inc.	Saia, Inc.

J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.
In February 2021, the Committee approved adjusting the TSR peer group for TSR-driven Performance Shares to remove Roadrunner Transportation Systems, Inc. and add ArcBest Corporation, Old Dominion Freight Line, Inc. and Schneider National, Inc. based on the Committee’s assessment that these companies were better aligned from a size and target market perspective. In February 2022, the Committee approved adjusting the TSR peer group to remove Echo Global Logistics, Inc. and add XPO Logistics, Inc.

The actual number of performance shares earned is based on the percentile of our TSR relative to the TSRs of the comparator group companies described above during the three-year performance period. Calculations are conducted at the end of each of the last four quarters of the performance period using the payout/performance scale below, and then averaged to determine the actual payout. Payouts can range from 0% to 200% of the target number of performance shares awarded.

Payout for performance between points is calculated using straight-line interpolation.

Payout
Performance Level	(as a % of Target)
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%
TSR is calculated based on the change in share price plus reinvestment of dividends, with beginning and ending share price calculated as follows:

•Beginning market price equals the closing price on the last trading day immediately preceding the first day of the performance period.
•Ending market price equals the last trading day of each measurement period (i.e., the final four calendar quarters).

The performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Dividends are not paid on unvested TSR performance shares but rather are paid as and when the underlying performance shares have been earned and vested. TSR performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after a change in control (as such term is defined in the Omnibus Plan).

2020 Performance Shares. The final payout for the January 2020 to December 2022 performance period was 111.6% of target. This payout was a result of the four quarter averaging of the payouts generated from the relative TSR ranking, which were as follows:

Measurement Period	Relative TSR Ranking	Percent of Target Payout
January 2020 - March 2022	50th percentile	100%
January 2020 - June 2022	50th percentile	100%
January 2020 - September 2022	42nd percentile	84%
January 2020 - December 2022	75th percentile	162.5%

EBITDA Performance Shares. EBITDA performance shares are earned on the basis of our EBITDA Per Share measured over a three-year period. For purposes of determining the achievement of EBITDA Per Share, the Committee may determine to exclude from earnings non-recurring, non-operational or other items that the Committee believes should be excluded.

The actual number of EBITDA performance shares earned is based on achievement of EBITDA Per Share over a three-year period against pre-set cumulative EBITDA Per Share targets. The performance shares provide an opportunity for shares to be earned at the end of a three-year performance period if pre-established financial goals are met. These goals have been tailored to be difficult to achieve, so as to incentivize our NEOs to maximize their performance. We believe that the performance targets underlying our long-term equity incentive program are rigorous. We have not disclosed targets for performance periods that are not yet complete because their disclosure would allow our competitors to determine the EBITDA and pricing related to key programs, which would be competitively harmful to us. The EBITDA performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Payouts can range from 0% to 200% of the target number of performance shares awarded based on performance relative to the targets.

Dividends are not paid on unvested EBITDA performance shares but rather are paid as and when the underlying performance shares have been earned and vested. EBITDA performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after a change in control (as such term is defined in the Omnibus Plan).

2020 EBITDA Performance Shares. The cumulative EBITDA per share for the January 2020 to December 2022 performance period was $21.23, which represented performance above target of $20.94 and resulted in a payout at 114.8% of target.

Stock Options. A stock option is the right to purchase the Company’s common stock at a fixed price for a defined period of time. In 2022, the grant size of the stock options awarded to NEOs was calculated generally by multiplying the target LTI economic value by the weighting assigned to the options component and dividing it by the value of a single option, determined under the Black-Scholes methodology and based on assumptions used for recognizing expense in our financial statements contained in our Annual Report in accordance with U.S. generally accepted accounting principles (“GAAP”). For 2022 option grants, the grant date fair value was $28.93 per share. The stock options granted to NEOs in 2022 have a seven-year term and:

•will vest and become exercisable ratably in annual installments on each anniversary of the grant date over a three-year period; and

•with respect to performance stock options awarded to Mr. Schmitt, will vest and become exercisable upon the Company’s achievement of pre-established annual operating income goals within a three-year period.

2022 Option Vesting. Based on the Company’s 2022 record operating income achievement, the operating income performance conditions attached to Mr. Schmitt’s 2022 Option award were satisfied, and therefore, 33% of Mr. Schmitt’s 2022 performance option award vested in 2022.

Retirement and Other Benefits
Our NEOs receive the same retirement and other benefits as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.

All full-time Company employees, including the NEOs, are entitled to participate in the 401(k) retirement savings plan. Under that plan, for each pay period, the Company provides a $0.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan, limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the NEOs for the fiscal year ended December 31, 2022 are reflected in the “401(k) Match” column of the All Other Compensation table on page 45 of this Proxy Statement.

Additionally, all full-time employees, including the NEOs, are eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods. Under the terms of the ESPP, eligible employees can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each option period, as described in the ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an option period (there are two option periods each year — January 1 to June 30 and July 1 to December 31); or (b) 90% of the closing market price on the last trading day of the option period. Under the ESPP, no employee is permitted to purchase more than 2,000 shares of the Company’s common stock per option period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP. Mr. Schmitt does not participate in the ESPP.

The NEOs are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all full-time employees. The Company does not have a supplemental executive retirement plan or one that provides for the deferral of compensation on a basis that is not tax-qualified.

Severance Arrangements
Our NEOs, including Mr. Schmitt, are covered by an executive severance and change-in-control plan (the “Severance Plan”), which became effective January 1, 2013, and was amended and restated on October 25, 2021. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining with the Company when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the probability of retaining an intact management team.

The severance benefits available to our NEOs under the Severance Plan are described in more detail under the Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability” on pages 54 to 56 of this Proxy Statement and in the table set forth on pages 55 to 56 of that Section.

Tax and Accounting Implications
Accounting for Executive Compensation. The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program. We account for share-based compensation in accordance with GAAP. Consequently, share-based compensation cost is measured at the grant date based on the fair value of the award in accordance with ASC 718. We generally recognize share-based compensation expense ratably over the vesting period of each award except as otherwise required by ASC 718.

Other Compensation and Governance Policies
Risk Management
Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.

Program design features for NEOs that mitigate risk include the following:

•Balanced mix of pay including base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;

•Capped short-term incentives;

•Short-term incentive goals tied to financial goals of the corporate-level strategic plan;

•Annual equity-based incentive grants without backdating or repricing;

•Stock ownership guidelines applicable to senior executive officers, as described below;

•Prohibition on hedging and pledging Company stock, as described below; and

•A compensation recoupment or “clawback” policy, as described below.

Committee processes mitigating risk include:

•Overall administration of executive plans by the Committee;

•Reasonable short-term incentive goals;

•Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;

•Avoidance of steep payout cliffs;

•Ongoing and active discussion between the Committee and management regarding process on short-term and long-term goals; and

•Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.

Other incentive programs either have similar characteristics or are small in potential payout amount.

Stock Ownership Guidelines
The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to executive officers, including the NEOs. Our Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with shareholders’. The Ownership Guidelines require covered executives to own, and hold during their tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary. Effective February 6, 2018, these Ownership Guidelines were amended to increase the ownership multiples applicable to the NEOs and other executive officers as reflected in the chart below:

Position	Value of Common Stock
Chief Executive Officer	6 times base salary
Presidents, COO, CFO, CCO, and CLO	3 times base salary
All other executive officers	2 times base salary
Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines. The Ownership Guidelines allow unvested restricted stock to count towards the stock ownership guidelines.

Prohibition Against Hedging and Pledging
The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.

Policy on Recoupment of Executive Compensation
The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the NEOs, and certain other specified employees. In February 2020, the Company approved amendments to the Recoupment Policy that expanded its reach. This amended policy allows the Company to seek reimbursement of incentive compensation paid or awarded to executive officers in any of the circumstances listed below.

•A determination is made that the executive officer engaged in fraud, theft, misappropriation or embezzlement.

•A determination is made that the Company is required to file an accounting restatement with the SEC that either resulted from the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation.

•Any other material negative revision of a financial or operating measure within 36 months after such financial or operating measure served as the basis on which incentive compensation was awarded or paid to the executive officer.

•An error or calculation of the executive officer’s incentive compensation payout within six months after such erroneous amount is paid.

•Material violations of the Company’s Business Code of Conduct and Ethics that could reasonably lead to a material financial or reputational harm to the Company.

•The executive officer is terminated from employment by the Company due to a felony conviction or the failure to contest prosecution for a felony or, in the Committee’s determination, for such executive officer’s gross negligence, willful misconduct or dishonesty, any of which could reasonably lead to material financial or reputational harm to the Company.

•The executive officer’s failure to report or reckless failure to supervise his or her direct reports that, in the Committee’s determination, resulted in such executive officer’s failure to detect, in each case, gross negligence, willful misconduct or dishonesty on the part of others, any of which could reasonably lead to material financial or reputational harm to the Company.

The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion.

On October 26, 2022, the SEC adopted new rules requiring companies to maintain a written policy for the mandatory recovery of erroneously awarded incentive compensation received by current or former executive officers. The specific policy requirements are not expected to be finalized until later this year. When the final requirements are issued, the Company will revise its Recoupment Policy as necessary to comply with applicable requirements. Stock exchanges have one year from publication to adopt revised rules. The Company anticipates that it will need to revise its Recoupment Policy to comply with these new rules, which are expected to become effective in mid-2023.

Key Provisions of Stock Incentive Plan and Omnibus Plan
The Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and Omnibus Plan incorporate certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, both plans prohibit the re-pricing or cash-out of underwater stock options and SARs without prior shareholder approval. They also provide that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, awards granted under the Stock Incentive Plan and Omnibus Plan are made subject to the Recoupment Policy.

Compensation Committee Report on Executive Compensation
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K filed with the SEC.

Submitted By:
R. Craig Carlock
Ronald W. Allen
Valerie A. Bonebrake
C. Robert Campbell
Scott M. Niswonger
The Compensation Committee of The Board of Directors

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table shows the compensation earned in 2022, 2021 and 2020 by the NEOs.

Name and		Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Principle Position
Thomas Schmitt		2022	877,777	—	1,916,667	958,333	2,280,250	22,783	6,055,810
President, CEO and		2021	875,000	—	2,156,250	718,750	2,275,000	23,000	6,048,000
Chairman		2020	850,000	—	1,593,750	531,250	204,000	21,911	3,200,911
Rebecca J. Garbrick		2022	385,000	—	326,250	108,750	743,820	8,389	1,572,209
CFO and Treasurer	(5)	2021	272,782	—	65,000	—	373,902	3,870	715,554
Chris C. Ruble		2022	585,000	—	468,750	156,250	1,146,893	9,452	2,366,345
Chief Operating		2021	585,000	—	625,000	—	1,134,608	10,196	2,354,804
Officer		2020	571,000	—	450,000	—	102,780	9,120	1,132,900
Michael L. Hance		2022	440,000	—	393,750	131,250	853,380	10,832	1,829,212
Chief Legal Officer		2021	440,000	—	525,000	—	854,700	9,593	1,829,293
and Secretary		2020	413,000	—	330,000	—	74,340	10,320	827,660
Kyle R. Mitchin		2022	312,000	—	206,250	68,750	606,528	8,369	1,201,897
Chief People		2021	312,000	—	275,000	—	605,124	7,994	1,200,118
Officer		2020	306,000	—	220,000	—	36,720	8,465	571,185

(1)
Represents the aggregate grant date fair value of restricted share and performance share awards (and assuming achievement at target for such performance share awards). The fair values of these awards were determined in accordance with ASC 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2022 Table on page 46 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

(2)
Represents the aggregate grant date fair value of stock option awards. The fair value of these awards were determined in accordance with ASC 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2022 Table on page 46 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

(3)	Represents cash incentives earned under the 2022 Annual Cash Incentive Plan.
(4)	See the All Other Compensation Table below for additional information.
(5)	Ms. Garbrick was appointed as our Chief Financial Officer and Treasurer in July 2021. Ms. Garbrick’s target annual incentive was adjusted in July 2021 to reflect this change.

All Other Compensation Table
The following table shows the components of “all other compensation” earned in 2022 by the NEOs.

Name	401(k) Match ($)	Dividends Earned on Non-Vested Restricted Shares ($)(1)	Long-Term Disability Insurance ($)(2)	Other ($)	Total ($)
Thomas Schmitt	4,575	17,362	846	—	22,783
Rebecca J. Garbrick	4,575	2,968	846	—	8,389
Chris C. Ruble	2,027	6,579	846	—	9,452
Michael L. Hance	4,575	5,411	846	—	10,832
Kyle R. Mitchin	4,575	2,948	846	—	8,369

(1)	Represents dividend payments during 2022 on all non-vested restricted shares held by the executive. These dividend payments are nonforteitable.
(2)	Represents premiums paid by the Company for long-term disability insurance for officers.

Grants of Plan-Based Awards for Fiscal 2022
In this table, we provide information about each grant of awards made to an NEO in the most recently completed year. This includes the awards under the Company’s Annual Cash Incentive Plan, as well as performance share awards, restricted stock awards and stock option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Thres-hold	Target	Maxi-mum	Thres-hold	Target	Maxi-mum
Name	Award Type	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(3)	(4)
Thomas Schmitt	Annual Cash Incentive Plan		175,000	875,000	2,310,000
	Performance Shares(6)	2/8/2022				3,765	7,529	15,058				958,334
	Restricted Stock	2/8/2022							9,016			958,333
	Stock Options	2/8/2022								33,122	106.29	958,333
Rebecca J. Garbrick	Annual Cash Incentive Plan		57,750	288,750	762,300
	Performance Shares(6)	2/8/2022				427	854	1,708				108,750
	Restricted Stock	2/8/2022							2,046			217,500
	Stock Options	2/8/2022								3,759	106.29	108,750
Chris C. Ruble	Annul Cash Incentive Plan		87,750	438,750	1,158,300
	Performance Shares(6)	2/8/2022				614	1,228	2,456				156,250
	Restricted Stock	2/8/2022							2,940			312,500
	Stock Options	2/8/2022								5,400	106.29	156,250
Michael L. Hance	Annual Cash Incentive Plan		66,000	330,000	871,200
	Performance Shares(6)	2/8/2022				516	1,031	2,062				131,250
	Restricted Stock	2/8/2022							2,470			262,500
	Stock Options	2/8/2022								4,536	106.29	131,250
Kyle R. Mitchin	Annual Cash Incentive Plan		46,800	234,000	617,760
	Performance Shares(6)	2/8/2022				270	540	1,080				68,750
	Restricted Stock	2/8/2022							1,294			137,500
	Stock Options	2/8/2022								2,376	106.29	68,750

(1)	Amounts included in the table above represent the threshold (which we refer to as “downside”), target and maximum potential payout levels related to both the corporate and individual objectives for the fiscal year 2022 under the Company’s Annual Cash Plan. The awards also provide for low and stretch potential payout levels as described under “Key Elements of Executive Compensation Program – Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. The payment for these awards have already been determined and were paid in February 2023 to the NEOs and disclosed in the Summary Compensation Table.
(2)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(3)
Stock options vest equally over a three-year period from the date of grant, and options granted to our CEO vest upon the achievement of pre-established annual operating income goals within a three-year period.

(4)
In accordance with the provisions of the Omnibus Plan, the exercise price of stock option grants is set using the closing price on the day of grant. In the event there is no public trading of the Company’s common stock on the date of grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

(5)
Represents the aggregate grant date fair value of performance share, restricted stock and stock option awards. The fair value of those awards were determined in accordance with ASC 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC.

(6)
The performance shares vest two-and-a-half months after the last day of the three-year performance period. The number of shares earned are based on the TSR of the Company’s common stock compared to the TSR of a peer group. See pages 37 to 38 of this Proxy Statement for additional information.

Outstanding Equity Awards at Fiscal Year-End
The following table shows information about outstanding equity awards at December 31, 2022.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)	Market Value of Shares of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested
Name									(4)($)
Thomas Schmitt	100,000	—	64.26	9/1/2018	9/1/2025
	23,945	11,973	65.96	2/4/2020	2/4/2027
	13,047	26,092	75.05	2/2/2021	2/2/2028
	—	33,122	106.29	2/8/2022	2/8/2029
						18,085	1,896,936	39,314	4,123,645
Rebecca J. Garbrick	—	3,759	106.29	2/8/2022	2/8/2029
						2,891	303,237	854	89,576
Chris C. Ruble	—	5,400	106.29	2/8/2022	2/8/2029
						6,853	718,811	8,052	844,574
Michael L. Hance	9,098	—	47.82	2/6/2017	2/6/2024
	5,303	—	58.40	2/5/2018	2/5/2025
	—	4,536	106.29	2/8/2022	2/8/2029
						5,636	591,160	6,415	672,869
Kyle R. Mitchin	—	2,376	106.29	2/8/2022	2/8/2029
						3,071	322,117	3,702	388,303

(1)	Each grant vests equally over a three-year period from the date of grant. Stock options granted to our CEO vest upon the achievement of pre-established annual operating income goals within a three-year period.
(2)
The amounts shown represent restricted stock awards granted under the Omnibus Plan. Each grant of restricted stock vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.

(3)
The amounts shown represent performance share awards granted under the Omnibus Plan. The performance shares vest two-and-a-half months after the last day of three-year performance periods that end December 31, 2022, December 31, 2023, and December 31, 2024. The number of shares earned is based on either (a) the TSR of the Company’s common stock compared to the TSR of a determined peer group or (b) the EBITDA Per Share compared to a pre-determined EBITDA Per Share target. See pages 37 to 38 of this Proxy Statement for additional information. Shares presented represent the award at the target amount. The actual amounts that will be earned are dependent upon the achievement of pre-established performance goals during the respective performance cycles.

(4)	The market value of the awards that have not vested is based on the closing price of the Company’s common stock on Nasdaq on December 30, 2022, which was $104.89.

Option Exercises and Stock Vested
The following table shows information about options exercised or shares acquired on vesting during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
Thomas Schmitt	—	—	5,877	634,747
Rebecca J. Garbrick	—	—	557	61,732
Chris C. Ruble	—	—	5,590	587,729
Michael L. Hance	—	—	4,292	451,908
Kyle R. Mitchin	—	—	2,695	282,948

(1) The value realized upon exercise or vesting is based on the market price on the date of exercise or vesting.
(2) Shares withheld for income tax purposes related to stock vested were as follows: Mr. Schmitt - 1,788 shares, Ms. Garbrick - 183 shares, Mr. Ruble - 1,992 shares, Mr. Hance - 1,089 shares and Mr. Mitchin - 803.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides information as of December 31, 2022 with respect to shares of our Common Stock that may be issued under the following existing equity compensation plans: the Stock Incentive Plan, the Omnibus Plan, the Non-Employee Director Stock Option Plan (the “NED Plan”), the 2000 Non-Employee Director Award (the “2000 NED Award”), the ESPP and the Amended Plan. Our shareholders have approved each of these plans.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise or Vesting of Outstanding/Unvested Shares, Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved By Shareholders	610,999	66.13	1,070,618
Equity Compensation Plans Not Approved By Shareholders	—	—	—
Total	610,999	66.13	1,070,618

(1)	Excludes purchase rights accruing under the ESPP, which has an original shareholder-approved reserve of 500,000 shares. Under the ESPP, each eligible employee may purchase up to 2,000 shares of common stock at semi-annual intervals each year at a purchase price per share equal to 90% of the lower fair market value of the common stock at the close of the (i) the first closing day of an option period or (ii) the last trading day of an option period.
(2)	Includes shares available for future issuance under the ESPP. As of December 31, 2022, an aggregate of 313,948 shares were available for issuance under the ESPP.
Employment Agreement with Thomas Schmitt
On June 6, 2018, the Company entered into an employment agreement with Mr. Schmitt (for purposes of this section, the “employment agreement”). Under the employment agreement, Mr. Schmitt’s compensation will consist of an initial base salary of $800,000 and an annual target bonus set at 100% of base salary, with a maximum possible bonus of 200% of base salary. Mr. Schmitt received a signing bonus of $413,000 and 25,000 restricted shares of Company common stock, which vested equally on each of the first, second and third anniversaries of the grant date. In addition, the Company granted Mr. Schmitt options to purchase up to 100,000 shares of Company common stock which options have an exercise price equal to the closing stock price of the Company’s common stock on the grant date and vested on each of the first, second, and third anniversaries of the grant date.

Pursuant to the employment agreement, in February 2020, Mr. Schmitt received an additional equity grant valued at approximately $1.4 million at the time of the grant which was designed similarly to the design used for other executive employees of the Company. Following 2020, Mr. Schmitt has continued to participate in the Company’s employee incentive programs, as administered by the Compensation Committee of the Board.

In addition to the employment agreement, Mr. Schmitt entered into the Company’s Restrictive Covenants Agreement and participates in the Executive Severance Plan. Mr. Schmitt’s entitlement to termination benefits, if any, and his continuing obligations to the Company following any termination will be determined by the Executive Severance Plan and the Restrictive Covenants Agreement.

The Company does not have employment agreements with any of its other NEOs, but each NEO is a participant in the Severance Plan, which is discussed in greater detail on pages 54 to 56 of this Proxy Statement under a Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability.”

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Schmitt, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In 2022, to identify the median employee as well as to determine the annual total compensation of our median employee, we took the following steps:

•We determined that as of December 31, 2021, our employee population consisted of 4,270 individuals (including full-time and part-time employees, other than our CEO) working at our parent company and consolidated subsidiaries in the United States and Canada. Of these individuals, 18 employees were located in Canada. As permitted by SEC rules, we excluded the Canadian employees, who represented 0.004% of our employee population. We then identified our “median employee” based on our United States employee population of 4,252.

•We identified the “median employee” by examining 2021 total cash compensation. For purposes of determining total cash compensation, we included base salary, incentive compensation, 401(k) match and overtime pay, as reflected in our payroll records. As permitted by SEC rules, we annualized the total cash compensation of all individuals who were employed as of December 31, 2021.

•We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

For 2022, our last completed fiscal year:

•The annual total compensation of our median employee was $52,781; and

•Mr. Schmitt’s total annual compensation, as set forth in the Summary Compensation Table, was $6,055,810.

Based on this information, for 2022, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was 114.7 to 1.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company.

The following table discloses information on “compensation actually paid” (CAP) to our principal executive officer (PEO) and to our other non-PEO NEOs (on average) and certain financial performance measures of the Company. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, see the Compensation, Discussion and Analysis (CD&A) starting on page 27.

Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:		Net Income - Continuing Operations (millions)[7]	Relative TSR Performance Percentile[8]
					Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]
2022	$6,055,810	$6,356,982	$1,742,416	$1,711,824	$155	$100	$193.2	64th
2021	$6,048,000	$9,065,745	$1,525,473	$1,726,305	$177	$125	$116.1	77th
2020	$3,200,911	$2,353,212	$1,006,555	$644,923	$111	$104	$52.8	42nd

[1]The amounts reported in this column are the amounts of total compensation reported for Mr. Schmitt (our President, Chief Executive Officer and Chairman) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table.”

[2]The amounts reported in this column represent the amount of “compensation actually paid” to Mr. Schmitt, as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. Schmitt during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Schmitt’s total compensation for each year to determine the compensation actually paid:

PEO	2022	2021	2020
Reported Summary Compensation Table Total for PEO	$6,055,810	$6,048,000	$3,200,911
- Reported Value of Equity Awards	$(2,875,000)	$(2,875,000)	$(2,125,000)
+ Year End Fair Value of Equity Awards	$3,099,190	$4,472,901	$1,238,623
+ Year Over Year Change in Fair Value of Outstanding and Unvested Equity Awards	$234,398	$1,183,652	$176,287
+/- Year Over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(157,416)	$236,192	$(137,609)
+/- Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	$—	$—	$—
+/- Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—
Compensation Actually Paid to PEO	$6,356,982	$9,065,745	$2,353,212

[3]The amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Schmitt, who has served as our CEO since 2018) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Schmitt) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Rebecca J. Garbrick, Chris C. Ruble, Michael L. Hance, and Kyle R. Mitchin; (ii) for 2021, Rebecca J. Garbrick, Scott E. Schara, Chris C. Ruble, Michael L. Hance and Michael J. Morris; and (iii) for 2020, Michael J. Morris, Scott E. Schara, Chris C. Ruble, Michael L. Hance and Matthew J. Jewell.

[4]The amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Schmitt), as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Schmitt) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Schmitt) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Average for Non-PEO NEOs	2022	2021	2020
Average Reported Summary Compensation Table Total for Non-PEO NEOs	$1,742,416	$1,525,473	$1,006,555
- Average Reported Value of Equity Awards	$(465,000)	$(448,000)	$(375,000)
+ Average Year End Fair Value of Equity Awards	$490,666	$615,596	$281,071
+/- Year Over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	$(4,743)	$144,644	$(19,014)
+/- Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$(51,515)	$12,362	$(153,176)
- Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	$—	$(123,770)	$(95,513)
+ Average Value of Dividends Paid on Stock Awards not Otherwise Reflected in Fair Value or Total Compensation	$—	$—	$—
Average Compensation Actually Paid to Non-PEO NEOs	$1,711,824	$1,726,305	$644,923

[5]Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between our share price at the end and the beginning of the measurement period by our share price at the beginning of the measurement period.

[6]Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: Nasdaq Trucking and Transportation Stocks Index, which is the same peer group used for the Stock Return Performance Graph included in our Annual Report.

[7]The amounts reported represent the net income from continuing operations as reflected in the Company’s audited financial statements for the applicable year.
[8]Relative TSR Performance Percentile is based on the metric used for our TSR performance shares, as discussed in more detail on page 37. Amounts shown in this table for each year reflect the Company’s one year TSR relative to the one year TSR of the peer group used for the TSR performance shares awarded for that year. While the Company uses numerous financial and non-financial performance measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Relative TSR Performance Percentile is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures

As described in greater detail in the CD&A, the Company’s executive compensation program reflects a pay-for-performance philosophy to support the achievement of short- and long-term financial, operational and strategic objectives. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase shareholder value. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•Operating Income
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
•Relative TSR Performance Percentile (the Company’s TSR as compared to a peer group established by the Compensation Committee)

Description of the Relationship between Pay and Performance

The following graphs illustrate the relationship between the amount of compensation actually paid to Mr. Schmitt and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding Mr. Schmitt) with the Company’s (i) cumulative TSR, (ii) net income and (iii) relative TSR performance percentile over the three years presented in the table. Compensation actually paid is impacted by numerous factors, including, but not limited to, the timing of new equity awards, vesting of outstanding awards, share price volatility and mix of performance metrics.

A large portion of the compensation actually paid to our NEOs is comprised of equity awards. As described in more detail in CD&A, the Company targets that approximately 62% and 38% of the value of total compensation awarded to Mr. Schmitt and other NEOs, respectively, is comprised of equity awards, including restricted stock, performance shares and stock options. Over the last three years, changes in the Company’s share price have led to changes in the compensation actually paid. The graphs below illustrate:

•From 2020 to 2021, the compensation actually paid to our PEO increased by 285.2% and average compensation actually paid to our Non-PEO NEOs (excluding Mr. Schmitt) increased by 167.7%, cumulative TSR increased from $111 to $177 or 59.5%, net income increased from $52.8 million to $116.1 million or 119.9% and relative TSR performance percentile increased from the 42nd percentile to the 77th percentile.
•From 2021 to 2022, the compensation actually paid to our PEO decreased by 29.9% and average compensation actually paid to our Non-PEO NEOs (excluding Mr. Schmitt) decreased by 0.8%, cumulative TSR decreased from $177 to $155 or 12.4%, net income increased from $116.1 million to $193.2 million or 66.4% and relative TSR performance percentile decreased from the 77th percentile to the 64th percentile.
•The Company has seen sustained growth in TSR from 2020 to 2022 with a cumulative growth rate of 38.4%, while the peer group (Nasdaq Trucking and Transportation Stocks Index) remained relatively flat over the three-year period.

For additional information regarding the Company’s executive compensation program, compensation setting process and compensation philosophy, see the CD&A starting on page 27.

Compensation Actually Paid vs. Relative TSR Performance
Compensation Actually Paid
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
90
80
70
60
50
40
30
20
10
0
Relative TSR Performance Percentile
42
77
64
2020
2021
2022
PEO
Average for Non-PEO NEO's
Relative TSR Performance Percentile

Potential Payments Upon Termination, Change of Control, Death or Disability
Under the Severance Plan, which is applicable to selected employees of the Company, including Mr. Schmitt and the NEOs, each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if his or her employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates his or her employment for “good reason” (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control		Severance Upon Involuntary Termination as of or Within Two Years After a Change in Control
■	a lump sum severance payment in an amount equal to two years of the CEO’s annualized base salary, one and half years of the C-Suite employee’s annualized base salary and one year for all other participants’ annualized base salary	■	an amount equal to two times the sum of the participant’s annual base salary and target annual incentive amount

■	a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results, reduced by the amount of any annual incentive previously paid to the participant for such fiscal year	■	a pro-rata target annual incentive amount for the fiscal year in which the termination occurs, reduced by the amount of any annual incentive previously paid to the participant for such fiscal year

■	a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 18 months for all NEOs other than the CEO and by 24 months for the CEO	■	a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months

■	access to up to $20,000 of employer-paid outplacement services for 12 months following termination	■	access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of the Participation and Restrictive Covenants Agreement, which contains a non-competition and non-solicitation agreement with respect to the Company’s employees and customers. The term of the non-competition and non-solicitation prohibitions for the CEO and all other NEOs is 24 months and 18 months, respectively, following termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants. Payments and benefits under the Severance Plan are subject to recovery under any clawback, recovery or recoupment policy.

In addition to the benefits available under the Severance Plan, all of the NEOs are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any NEO terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation granted prior to 2016 will vest upon a “Change in Control.” Beginning with long-term incentive grants made in 2016 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

The following table shows the estimated benefits payable to each NEO in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2022. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Involuntary Termination Without Cause ($)	Death and Disability ($)	Change in Control ($)
Thomas Schmitt
Severance(1)	1,750,000	—	3,500,000
Annual Incentive(2)	2,280,250	2,280,250	2,280,250
Accelerated Vesting of Equity(3)	—	5,919,662	7,265,275
Insurance Benefits(4)	28,076	—	28,076
Placement Services(5)	20,000	—	20,000
Total	4,078,326	8,199,912	13,093,601
Rebecca J. Garbrick
Severance(1)	577,500	—	1,347,500
Annual Incentive(2)	743,820	743,820	743,820
Accelerated Vesting of Equity(3)	—	329,056	392,813
Insurance Benefits(4)	9,938	—	13,251
Placement Services(5)	20,000	—	20,000
Total	1,351,258	1,072,876	2,517,384
Chris C. Ruble
Severance(1)	877,500	—	2,047,500
Annual Incentive(2)	1,146,893	1,146,893	1,146,893
Accelerated Vesting of Equity(3)	—	1,301,948	1,563,385
Insurance Benefits(4)	11,749	—	15,665
Placement Services(5)	20,000	—	20,000
Total	2,056,142	2,448,841	4,793,443
Michael L. Hance
Severance(1)	660,000	—	1,540,000
Annual Incentive(2)	853,380	853,380	853,380
Accelerated Vesting of Equity(3)	—	1,046,869	1,264,029
Insurance Benefits(4)	28,326	—	37,768
Placement Services(5)	20,000	—	20,000
Total	1,561,706	1,900,249	3,715,177
Kyle R. Mitchin
Severance(1)	468,000	—	1,092,000
Annual Incentive(2)	606,528	606,528	606,528
Accelerated Vesting of Equity(3)	—	594,314	710,420
Insurance Benefits(4)	28,285	—	37,713
Placement Services(5)	20,000	—	20,000
Total	1,122,813	1,200,842	2,466,661

(1)
Severance includes: (a) base salary for two years for the CEO and one and half years for NEO’s if involuntary terminated without cause, or base salary for two years if terminated within two years following a Change in Control, and (b) in the event of termination within two years following a Change in Control, payment in the amount of two times the target annual incentive amount determined as of the termination date.

(2)	Annual Incentive includes: (a) target annual incentive if involuntary terminated without cause, death or disability, and (b) target annual incentive if terminated within two years following a Change in Control.
(3)
In the event of termination due to death or disability, the amount includes (a) the unvested restricted shares valued at the market price of our common stock on December 30, 2022 ($104.89), (b) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 30, 2022 ($104.89) over the exercise price, and (c) the unvested performance shares, calculated as the target number of performance shares specified in each grant multiplied by the percentage of months of service completed in the full performance period, multiplied by the market price of our common stock on December 30, 2022 ($104.89). In the event of termination due to a Change in Control, the amount includes (i) the unvested restricted shares valued at the market price of our common stock on December 30, 2022 ($104.89), (ii) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 30, 2022 ($104.89) over the exercise price, and (iii) the greater of (x) 100% of the target number of unvested performance shares specified on the grant notice or (y) the number of performance shares that otherwise would have become vested as of the vesting date, based on the TSR multiplier or EBITDA Per Share performance factor attained as of the date of termination, shall become vested performance shares valued at the market price of our common stock on December 30, 2022 ($104.89). For purposes of calculating the Change in Control amount, we assume that 100% of the target number of unvested performance shares is greater than the number of shares that would have become vested based on the TSR multiplier or EBITDA Per Share performance factor as of the date of termination.

(4)
Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 18 months for all NEOs other than the CEO and by 24 months for the CEO if the termination date is prior to or absent a Change in Control, or by 24 months if the termination date is on or within two years following a Change in Control.

(5)	Participants are entitled to access up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2022 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available through the Investors - Governance link on the Company’s website, www.forwardaircorp.com.

The Audit Committee reviews its charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2022 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence. Ernst & Young LLP has served as the Company’s independent registered public accountant since 1991, and Ernst & Young LLP’s current lead audit partner has served in the role since 2022.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

G. Michael Lynch, Chair
Ana B. Amicarella
Javier Polit
Richard H. Roberts
The Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.
Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2023 fiscal year, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2022 and 2021 were as follows:

	2022 ($)	2021 ($)
Audit Fees(1)	2,265,000	2,300,000
Audit Related Fees(2)	—	75,500
Tax Fees(2)	255,047	271,056
All Other Fees(2)	—	—

(1)
Includes fees and expenses related to the audit and interim reviews of the Company’s consolidated financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged. During 2022 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

In February 2019, the Audit Committee delegated to the Chair of the Audit Committee the authority to pre-approve all services presented by the independent registered public accounting firm up to $50,000.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2023 FISCAL YEAR

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2023 fiscal year. As in the past, the Board has determined that it is in the best interest of the Company and its shareholders to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm for the 2023 fiscal year.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.
Recommendation of the Board
The Board believes the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year is in the best interest of the Company’s shareholders and recommends that shareholders vote “FOR” ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2023 fiscal year.
PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Introduction
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which enacted Section 14A of the Exchange Act, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs.
The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other NEOs.
We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2022 compensation of our NEOs.
We are asking you to vote on the adoption of the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.
Shareholder Vote Requirement
This proposal will be approved by a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes “FOR” or “AGAINST” this proposal.
Recommendation of the Board
The Board recommends a vote “FOR” approval, on a non-binding, advisory basis, of the compensation of the NEOs.
PROPOSAL 4 — ADVISORY VOTE ON FREQUENCY OF FUTURE SAY ON PAY VOTES
Introduction
The Dodd-Frank Act requires us to provide our shareholders with the opportunity to vote, on a non-binding advisory basis, for their preference as to whether votes on the compensation of our named executive officers should occur every one, two or three years. At our 2017 Annual Meeting of Shareholders, our shareholders voted to hold an advisory vote on our executive compensation program every year. Accordingly, we have submitted say on pay votes on the compensation of our named executive officers at every subsequent annual meeting of shareholders.
We are required to vote on the frequency of say on pay votes every six years. In this Proposal 4, we are again asking for shareholder input as to whether, after this year, a say on pay vote should occur every year, every two years or every three years.
After careful consideration, we are recommending that a say on pay vote be submitted to shareholders every year. Our Board continues to believe that an advisory vote every year is the best approach for our Company and our shareholders. An annual advisory vote provides more frequent shareholder feedback to our Board, the Compensation Committee and management regarding our executive compensation programs and policies. As in the past six years, our Board, Compensation Committee and management intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our shareholders.
The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.
Shareholder Vote Requirement
The frequency (every one, two or three years) receiving the highest number of votes will be deemed to be the choice of our shareholders with respect to this proposal. Shareholders are not voting to approve or disapprove the recommendation of the Board. Shareholders may choose to vote for a frequency of every “1 year,” every “2 years,” every “3 years” or may abstain from voting on this proposal. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the “1 year” option.
Recommendation of the Board
The Board recommends a vote to conduct a non-binding advisory shareholder vote on executive compensation every “1 year”.

OTHER MATTERS

Additional Meeting Matters
The Board knows of no additional matters that may come before the meeting other than those referred to in this Proxy Statement; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.
Delinquent Section 16(a) Reports
Section l6(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and NEOs, we believe that the following persons filed late Section 16 reports during 2022: Mr. Lynch filed a late Form 4 on March 20, 2023; Mr. Niswonger filed a late Form 4 on March 20, 2023; and Mr. Polit filed a late Form 4 on March 20, 2023.
Shareholder Proposals for the 2024 Annual Meeting of Shareholders
Any proposal intended to be presented for action at the 2024 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than November 29, 2023 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2024 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.
Any shareholder proposal must also meet all other requirements contained in our Bylaws, including the advance notice provisions. For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2024 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company between January 11, 2024 and February 10, 2024 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next annual meeting does not comply with the aforementioned requirements, the shareholder proposal will be excluded from the annual meeting.
Any shareholder proposal must also meet all other requirements contained in our Bylaws.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2023 Annual Meeting of Shareholders, Proxy Statement and 2022 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of 2023 Annual Meeting of Shareholders, Proxy Statement and 2022 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Shareholder Communications
Shareholders who wish to communicate with the Board, a Board committee or any individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s Chief Legal Officer will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the Chief Legal Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.
Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the virtual meeting and desire to vote by ballot, you may do so even though you have previously sent a proxy.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investors — SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement.

By Order of the Board of Directors,

Greeneville, Tennessee March 27, 2023	Michael L. Hance Chief Legal Officer and Secretary

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR ALL on proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Ronald W. Allen
02) Ana B. Amicarella
03) Valerie A. Bonebrake
04) C. Robert Campbell
05) R. Craig Carlock
06) G. Michael Lynch
07) George S. Mayes, Jr.
08) Chitra Nayak
09) Scott M. Niswonger
10) Javier Polit
11) Thomas Schmitt
12) Laurie A. Tucker

The Board of Directors recommends you vote FOR proposals 2 and 3.

The Board of Directors recommends you vote 1 YEAR on proposal 4:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000599496_1 R1.0.0.6

PROXY

FORWARD AIR CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Thomas Schmitt and R. Craig Carlock, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2023 Annual Meeting of Shareholders to be held on May 9, 2023, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation, will be presented at the meeting and on other matters, which may properly come before the 2023 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the director nominees, "FOR" Proposals 2 and 3 and "1 YEAR" on Proposal 4.

Continued and to be signed on reverse side

0000599496_2 R1.0.0.6